================================================================================



                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X])
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]) Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               NFO RESEARCH, INC.
                (Name of Registrant as Specified in its Charter)
                               NFO RESEARCH, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


[X]) No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)    Title of each class of securities to which transaction applies:

     2)    Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

     4)    Proposed maximum agregate value of transaction:

     5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
     1)    Amount Previously Paid:

     2)    Form, Schedule or Registration No.:

     3)    Filing Party:

     4)    Date Filed:


-----------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               NFO Research, Inc.

                                2 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830


                  ---------------------------------------------
                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                  ---------------------------------------------



To the Stockholders of NFO Research, Inc.:

      NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of NFO Research, Inc. will be held at Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Thursday, the 21st day of May, 1997 at 10:00 a.m. (Eastern Daylight Time), for the following purposes:

          (1) To elect five directors to serve for a term of one year expiring at the annual meeting to be held in 1998;

          (2) To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for calendar year 1997; and

          (3) To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on March 25, 1997 will be entitled to notice of, and to vote at, the meeting.

                                    By order of the Board of Directors,

                                    /s/ Steven J. Gilbert

                                    Steven J. Gilbert
                                    Secretary

Greenwich, Connecticut
April 10, 1997


      A PROXY FOR THE MEETING AND A PROXY STATEMENT ARE ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY, WHICH IS SOLICTITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT PROMPTLY. STOCKHOLDERS WHO EXECUTE PROXIES RETAIN THE RIGHT TO REVOKE THEM AT ANY TIME BEFORE THEY ARE VOTED.

                               NFO RESEARCH, INC.
                                 PROXY STATEMENT

      The 1997 Annual Meeting of Stockholders of NFO Research, Inc. (the "Company") will be held on May 21, 1997 (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of 1997 Annual Meeting of Stockholders. This statement and the accompanying proxy, which are first being sent to stockholders on or about April 10, 1997, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors (the "Board"). The proxy nevertheless may be revoked prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy or by attending the meeting and voting in person.

      The Board of Directors of the Company has fixed the close of business on March 25, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, the Company had outstanding 10,404,442 shares of Common Stock, par value $.01 per share (the "Common Stock") which constitutes the only class of voting securities of the Company. Each share of Common Stock is entitled to one vote at the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS

      The Board of Directors currently consists of five members. It is intended that the proxies in the accompanying form will be voted at the meeting for the election to the Board of Directors of the named nominees, William E. Lipner, Steven J. Gilbert, Walter A. Forbes, Edmund A. Hajim and John Sculley, all of whom currently serve as directors.

      The Board of Directors has no reason to believe that any of such nominees will be unable or unwilling to serve as a director if elected, but if any nominee should be unable or for good cause unwilling to serve, the shares represented by proxies solicited by the Board of Directors will be voted for the election of such other person for the office of director as the Board of Directors may recommend in place of such nominee.

      Set forth below are each nominee's name, age, principal occupation, position with the Company, period of service as a director of the Company, membership on committees of the Board of Directors, and other directorships held.

NAME                                  Age            Position                   Director Since
----                                  ---            --------                   --------------
William E. Lipner(1)................   49   Chairman of the Board, President,        1991
                                            Chief Executive Officer and
                                            Director
Steven J. Gilbert(1)(3)(4)..........   50   Vice Chairman of the Board,              1991
                                            Secretary and Director
Walter A. Forbes(1)(2)(3)(4)........   54   Director                                 1991
Edmund A. Hajim(2)(3)(4)............   60   Director                                 1992
John Sculley(2).....................   58   Director                                 1994

-----------

(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

(4) Member of the Nominating Committee

      Mr. Lipner has been with the Company or its predecessor, National Family Opinion, Inc. (the "Predecessor") for over 20 years, serving as its President and Chief Executive Officer since July 1982 and as Chairman of the Board since February 1993. Mr. Lipner has been a director of the Company since its organization in September 1991.

      Mr. Gilbert has been a director of the Company since its organization in September 1991 and served as the Chairman of the Board from September 1991 to February 1993 and as Vice Chairman of the Board since then. Mr. Gilbert was the Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, from 1992 to 1997, and was a principal advisor to Quantum Industrial Holdings Ltd. He has also been the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment fund, since 1988, and presently is Chairman of Gilbert Global Equity Partners, L.P., an investment firm. Mr. Gilbert was the Managing General Partner of Chemical Venture Partners, a venture capital firm, from 1984 to 1988. Mr. Gilbert is also a director of Digicon, Inc., a marine seismic company, UroMed Corporation, a medical device manufacturer, Katz Media Corporation, a broadcast media representation firm, Affinity Technology Group, Inc., a financial technology company, GTS-Duratek, Inc., a hazardous waste conversion company, and Terra Nova Insurance Holdings, an insurance company.

      Mr. Forbes has been a director of the Company since its organization in September 1991. Mr. Forbes has been the Chairman of CUC International Inc. ("CUC"), an interactive electronic consumer services company, since 1983 and Chief Executive Officer of CUC since 1976.

      Mr. Hajim has been a director of the Company since February 1992. For more than five years, Mr. Hajim has been the Chairman and Chief Executive Officer of Furman Selz LLC, an investment banking, brokerage and money management firm. Mr. Hajim is also a director of Tosco Corporation, a refiner and marketer of petroleum products and a manufacturer and distributor of fertilizer products.

      Mr. Sculley joined the Board of Directors in October 1994. In 1994, he founded Sculley Associates, Inc. and currently serves as Chairman and Chief Executive Officer. From 1983 to 1993, Mr. Sculley was the Chairman and Chief Executive Officer of Apple Computer, Inc. For five months (from October 1993 to February 1994), Mr. Sculley was the Chairman and Chief Executive Officer of Spectrum Information Technologies, Inc. ("Spectrum"). On January 26, 1995, Spectrum together with three of its four operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York. Mr. Sculley is a co-founder of Sirius Thinking Ltd., a children's educational entertainment company. He is also the President and Chief Executive Officer of Live Picture Inc., a digital photographic software technology and applications company. He is also a director of LiveWorld Productions, Inc. ("LiveWorld"), an online community programming management and distribution company.

BOARD OF DIRECTORS AND COMMITTEES

      The business of the Company is managed under the direction of the Board of Directors. The Board has established four principal committees, whose primary functions are briefly described below. During 1996, the Board of Directors met or acted by written consent seven times. Each director attended at least 75% of the total number of meetings held during 1996 while he was a member of the Board, including meetings of committees of which the director is a member.

      The Audit Committee is presently composed of Messrs. Forbes, Hajim and Sculley. The Audit Committee's functions include recommending to the Board of Directors the appointment of independent public accountants for the Company, subject to the approval of the stockholders, discussing and reviewing the scope and the fees of the prospective annual audit and reviewing the results thereof with the independent accountants, reviewing compliance with existing major accounting and financial policies of the Company, reviewing the adequacy of the financial organization of the Company, and considering comments by the independent accountants regarding internal controls and accounting procedures and management's response to those comments. In 1996, the committee held one meeting and acted by written consent once.

      The Executive Committee is composed of Messrs. Lipner, Gilbert and Forbes. The principal functions of the Executive Committee include exercising the powers of the Board of Directors during intervals between Board meetings and acting as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The committee did not meet during 1996.

      The Compensation Committee is composed of Messrs. Forbes, Gilbert and Hajim. The functions of the Compensation Committee include reviewing and making recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the company. In 1996, the committee held one meeting and acted by written consent three times. A subcommittee of the Compensation Committee, the Stock Option Committee, has been established by the Board. The Stock Option Committee is presently composed of Messrs. Forbes and Hajim and is responsible for administering the NFO Research, Inc. Stock Option Plan.

      The Nominating Committee is composed of Messrs. Gilbert, Forbes and Hajim. Its principal function is to consider and nominate persons for election to the Board. The committee acted by written consent once in 1996. The Nominating Committee may consider nominees recommended by stockholders. In order for the Nominating Committee to do so, written notice must be given and received by the Secretary of the Company at the principal executive office of the Company no later than 60 days prior to the anniversary date of the immediately preceding annual meeting. Such notice shall set forth (i) the name and address of the nominee; (ii) any arrangements or understandings between the stockholder and the nominee or any third party with respect to the nomination; (iii) any other information required to be included in a proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iv) the consent of the nominee to serve as a director if so selected.


                               EXECUTIVE OFFICERS


      In addition to Mr. Lipner, the Company's executive officers are as follows:


NAME                                         Age                   Title
----                                         ---                   -----
Charles B. Hamlin..........................   50   Executive Vice President - Interactive
                                                   Business Development
Patrick G. Healy...........................   41   Executive Vice President - Finance and
                                                   Chief Financial Officer
Richard A Spitzer..........................   52   Executive Vice President - Operations
Lawrence D. White..........................   52   Executive Vice President - Marketing


      Mr. Hamlin joined the Company as its Executive Vice President - Interactive Business Development in February 1996. From 1994 to 1996, he was Vice President of Marketing for Lotus Development Corporation, a computer software company. From 1992 to 1994, Mr. Hamlin was Corporate Vice President of the Harvard Business School Publishing Company. Prior to that he served in various capacities with Mercer Management Consulting (formerly Temple Barker and Sloane/Strategic Planning Associates) from 1978 to 1992, most recently as Senior Partner.

      Mr. Healy joined the Company as its Executive Vice President - Finance and Chief Financial Officer in November 1993. He was Executive Vice President and Chief Financial Officer of The Interep Radio Store, a national radio advertising sales firm, for the previous nine years. From 1983 to 1984, Mr. Healy was Assistant Controller of Scali, McCabe, Sloves, Inc., and from 1977 to 1983, Mr. Healy served in various capacities with Arthur Andersen LLP, an independent public accounting firm, lastly as an Audit Manager.
Mr. Healy is a certified public accountant.

      Mr. Spitzer has been with the Company or its Predecessor since June 1985 and has served as its Executive Vice President - Operations since May 1987.

      Mr. White has been with the Company or its Predecessor since August 1985 and has served as its Executive Vice President - Marketing since October 1986.

EXECUTIVE COMPENSATION

      Shown below is information concerning the annual compensation for services in all capacities to the Company for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, of those persons who were, during the calendar year of 1996 (i) the chief executive officer and (ii) the other four executive officers of the Company (collectively, the "Named Executive Officers"):

                                SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                                                   Compensation
                                                                      Awards
                                                                    -----------
                                     Annual Compensation             Number of
                             -------------------------------------   Securities
Name and                                           Other Annual      Underlying         All other
Principal Position    Year   Salary      Bonus     Compensation(3)    Options        Compensation(4)
------------------    ----   ------      -----     ---------------    -------        ---------------
William E. Lipner       1996  $350,000   $330,399       -            90,000              $13,950
  Chairman of the       1995   349,933   314,230(2)     -            90,000               11,030
  Board, President      1994   346,500   209,463(2)     -               -                 18,575
  and Chief
  Executive Officer
Charles B. Hamlin(1)    1996  186,058    101,250        -            85,000               69,045
  Executive Vice        1995     -          -           -               -                    -
  President-            1994     -          -           -               -                    -
  Interactive
  Business
  Development
Patrick G. Healy        1996   227,077   112,500        -            40,000               10,175
  Executive Vice        1995   214,717   111,500        -            45,000               17,817
  President- Finance    1994   200,000    90,000        -            22,500               76,376
  and Chief
  Financial Officer
Richard A. Spitzer      1996   205,000    95,000        -            30,000               12,253
  Executive Vice        1995   194,750    92,750        -            37,500               10,798
  President-            1994   182,000    63,700        -               -                  3,718
  Operations
Lawrence D. White       1996   227,000   102,150        -            30,000               11,861
  Executive Vice        1995   212,750   111,500        -            45,000               11,030
  President-            1994   200,000    70,000        -               -                 14,529
  Marketing

-----------

(1) Charles B. Hamlin joined the Company as Executive Vice President - Interactive Business Development on February 26, 1996.

(2) Portions of Mr. Lipner's annual bonus amounts included in the table were deferred pursuant to a Deferred Compensation Agreement between Mr. Lipner and the Company in the following amounts: $60,399 in 1996, $51,730 in 1995 and $34,463 in 1994.

(3) Personal benefits for each executive officer named in the table did not exceed $50,000 or 10% of such executive officer's total annual salary and bonus in 1996, 1995 or 1994.

(4) Includes contributions made by the Company pursuant to the NFO Research, Inc. Profit Sharing Plan on behalf of Messrs. Lipner, Healy, Spitzer and White in 1996 in the amounts of $8,669 each, in 1995 in the amounts of $8,864, $8,864, $8,840, and $8,864, respectively; in 1994, $10,722, $1,500,
    $8,889, and $10,461, respectively; and in 1993, $9,096, $0, $7,829, and
    $9,096, respectively. Also includes life insurance premiums paid on behalf of Messrs. Lipner, Healy, Spitzer and White in 1996 in the amounts of $5,281, $1,506, $3,584, and $3,192, respectively; in 1995 in the amounts of

    $2,166, $767, $1,958, and $2,166, respectively and in 1994, $7,853, $1,842,
    $4,829, and $4,068, respectively. The amounts set forth for Mr. Healy in 1995 and 1994 include disbursements made by the Company in the amounts of $8,186 and $73,034, respectively, for relocation expenses. The amounts set forth for Mr. Hamlin in 1996 include disbursements made by the Company in the amounts of $29,045 for relocation expenses and a sign-on payment of $40,000.

                                  OPTION GRANTS

      The Company's executive officers and certain other employees participate in the Employees' Stock Option Plan. The table below sets forth the stock options granted to the Named Executive Officers during 1996. The Company did not grant SARs to any employees during 1996.

                             OPTION GRANTS IN LAST FISCAL YEAR


                                         Individual Grants
                           ----------------------------------------------
                                                                                Potential Realizable Value at
                           Number of    % of Total                              Assumed Annual Rates of Stock
                          Securities      Options                               Price Appreciation for Option
                          Underlying    Granted to  Exercise or                              Term
                           Options      Employees    Base Price  Expiration     -----------------------------
                           Granted     During 1996      $/sh        Date             5%($)            10%($)
                           -------     -----------      ----        ----             -----            ------
William E. Lipner.......  90,000(1)      20.34%       $21.75        2006         $1,231,054        $3,119,746
Patrick G. Healy........  40,000(1)       9.04%        21.75        2006            547,135         1,386,553
Richard A. Spitzer......  30,000(1)       6.78%        21.75        2006            410,351         1,039,915
Lawrence D. White.......  32,500(1)       7.34%        21.75        2006            444,547         1,126,374
Charles B. Hamlin.......  35,000(1)       7.91%        21.75        2003            309,904           722,210
                          50,000(2)      11.30%        18.25        2006            573,863         1,454,287

-----------
(1) These options were granted on December 12, 1996. Options with respect to one-third of the shares subject thereto will become exercisable on June 12, 1997, options with respect to the second one-third of the shares will become exercisable on January 1, 1998 and options with respect to the last one-third of the shares will become exercisable on January 1, 1999.

(2) These options were granted to Charles B. Hamlin on February 26, 1996. Options with respect to one-third of the shares subject thereto became exercisable on January 1, 1997, options with respect to the second one-third of the shares will become exercisable on January 1, 1998 and options with respect to the last one-third of the shares will become exercisable on January 1, 1999.

FISCAL YEAR END OPTION VALUES

      The table below presents information with respect to both exercisable and unexercisable options to purchase the Company's Common Stock held by the Named Executive Officers at December 31, 1996 and the value of such options at December 31, 1996. The Named Executive Officers did not exercise any options during 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES



                                           Number of Securities         Value of Unexercised
                                          Underlying Unexercised        In-the-Money Options
                                       Options at December 31, 1996     at December 31, 1996 (1)
                                       ----------------------------  ---------------------------
Name                                    Exercisable  Unexercisable   Exercisable  Unexercisable
----                                    -----------  -------------   -----------  -------------
William E. Lipner.....................       99,001        168,749    $1,178,338       $647,661
Patrick G. Healy......................       60,000         92,500       708,332        529,165
Richard A. Spitzer....................       52,500         60,250       683,058        262,278
Lawrence D. White.....................       63,750         70,000       831,630        330,190
Charles B. Hamlin.....................            0         85,000             0        196,250

-----------

(1) Based on the closing price on the Nasdaq National Market of the Company's Common Stock on Tuesday, December 31, 1996 ($22.00).


EMPLOYMENT CONTRACTS

      On March 15, 1995, the Company and Mr. Lipner entered into an employment agreement. The agreement provides for Mr. Lipner's employment as the Chairman, President and Chief Executive Officer of the Company through March 15, 1997, with an unlimited number of two-year extensions unless either party provides 13 months' advance notice not to extend the period of employment. The agreement provides for an annual base salary of $350,000, subject to annual discretionary increases (currently $360,000) by the Board of Directors. Mr. Lipner is also entitled to certain fringe benefits and incentive compensation as determined by the Board of Directors.

      Under his employment agreement, Mr. Lipner's employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If the Company terminates Mr. Lipner's employment without cause, or if Mr. Lipner resigns for good reason (as defined in the agreement) after the occurrence of a change in control (as defined in the agreement), Mr. Lipner is entitled to receive his base salary and annual bonus payments through the second anniversary of the termination. If the Company elects not to extend the term of Mr. Lipner's employment, Mr. Lipner is entitled to receive his base salary and bonus payments for one year following the end of the term. Mr. Lipner's agreement also provides that Mr. Lipner's stock options granted under the Employees' Stock Option Plan shall become immediately exercisable in the event of a change in control of the Company or in the event Mr. Lipner's employment is terminated without cause. Mr. Lipner's stock options will remain exercisable for a period of two years after termination of his employment in the event of termination by the Company without cause or resignation by Mr. Lipner for good reason following a change of control. Under the agreement, Mr. Lipner has agreed not to own, or engage in any manner in, a business competing with the Company for a period of two years following his termination for cause or resignation (other than resignation for good reason following a change in control).

      On September 12, 1995, the Company entered into employment agreements with each of Messrs. Healy, White and Spitzer and on December 12, 1996, the Company entered into an employment agreement with Mr. Hamlin. The employment agreements for Messrs. Healy, White and Spitzer provide for employment until September 12, 1998 and in the case of Mr. Hamlin, until December 12, 1999. The agreements provide for base salaries of $213,000 for each of Mr. Healy and Mr. White, $195,000 for Mr. Spitzer and $240,000 for Mr. Hamlin, in each case subject to annual discretionary increases by the Board of Directors. The salaries of Messrs. Healy, White, Spitzer and Hamlin have been increased to $240,000, $240,000, $216,000 and $240,000, respectively. The agreements also provide for certain specified fringe benefits, incentive compensation as determined by the Board of Directors, and certain stock option grants under the Employees' Stock Option Plan. Under each of the employment agreements, the executive's employment may be terminated by the Company for cause (as defined in each agreement) or without cause. If the Company terminates the executive's employment without cause, the executive is entitled to receive his base salary and benefits, in the case of Mr. Healy, Mr. White and Mr. Spitzer, through September 12, 1998, and in the case of Mr. Hamlin, through December 12, 1999. If the executive resigns for good reason (as defined in each agreement) after the occurrence of a change in control (as defined in each agreement), he is entitled to receive: (i) his base salary and benefits until the later of (a) in the case of Mr. Healy, Mr. White and Mr. Spitzer, September 12, 1998, and in the case of Mr. Hamlin, December 12, 1999 or (b) the first anniversary of the resignation, and (ii) a pro-rated portion of his bonus for the year in which the termination occurs. The employment agreements also provide that the executive's stock options granted under the Employees' Stock Option Plan shall become immediately exercisable in the event that the executive's employment is terminated without cause or in the event of a change in control of the Company. The stock options will remain exercisable for a period of 12 months after termination of employment in the event of termination by the Company without cause or resignation by the executive for good reason following a change in control. Each of Messrs. Healy, White, Spitzer and Hamlin has agreed not to own, or engage in any manner in, a business competing with the Company for a period of two years following his termination for cause or resignation (other than resignation for good reason following a change in control).

PENSION PLAN AND EXECUTIVE DEFERRED BENEFIT PLAN

      NFO RESEARCH, INC. PENSION PLAN

      The Company maintains the NFO Research, Inc. Pension Plan (the "Pension Plan"), which it assumed in connection with the acquisition of substantially all the assets of its Predecessor in 1991 (the "Acquisition"). The Pension Plan is a noncontributory trusteed plan that provides for fixed benefits to employees and their survivors in the event of normal (age 65) or early (age 55 and 10 years of credited service) retirement. Participants become 20% vested in their benefits after two years of service and vest thereafter at a rate of 20% per year of service, becoming fully vested after six years of service. Early retirement benefits are subject to reduction to reflect early commencement.


                                                            Years of Credited Service
                                                   ------------------------------------------
Compensation                                          15       20       25       30       35
------------                                       -------  -------  -------  ------- -------
$150,000.........................................  $24,522  $29,442  $33,297  $36,317 $38,684
200,000..........................................   32,696   39,256   44,396   48,423  51,579


      The Pension Table set forth above illustrates the estimated annual pension payable as a single life annuity upon retirement pursuant to the current Pension Plan formula for various levels of compensation and years of service, assuming retirement after attainment of age 65. The benefits set forth above are not subject to any reduction for Social Security or other offsets.

      Compensation taken into account for the purposes of calculating benefits under the Pension Plan for 1996 is limited to $150,000, which limit is subject to adjustment in accordance with the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Compensation for purposes of the Pension Plan includes salary and bonus as set forth in the Summary Compensation Table.

      The 1996 compensation taken into account for Pension Plan purposes was $150,000 for each of Messrs. Lipner, Healy, Spitzer and White, who had 23, 2, 12 and 12 years, respectively, of credited service under the Pension Plan as of December 31, 1996.

      NFO RESEARCH, INC. EXECUTIVE DEFERRED BENEFIT PLAN

      The Company also maintains the Executive Deferred Benefit Plan (the "Supplemental Plan"), which it assumed in connection with the Acquisition. The Compensation Committee of the Company's Board of Directors determines which executives are eligible to participate. Currently, all four Named Executive Officers participate in the Supplemental Plan. The Supplemental Plan entitles an eligible executive to a benefit that, when added to his benefit under the Pension Plan, the Profit Sharing Plan (to the extent attributable to Company contributions) and Social Security, equals 40% of his highest five-year average annual compensation (prorated if the executive has fewer than 15 years of service). Vesting under the Supplemental Plan is the same as under the Pension Plan but is accelerated if a participant is terminated within two years after a change of control of the Company. Benefits payable under the Supplemental Plan are reduced if payment commences before age 60.

      Compensation taken into account under the Supplemental Plan includes base salary and bonus as described in the Summary Compensation Table. The 1996 compensation taken into account for purposes of the Supplemental Plan was $690,399 for Mr. Lipner, $352,500 for Mr. Healy, $311,000 for Mr. Spitzer and $342,150 for Mr. White.

      The Supplemental Plan only recognizes service after December 31, 1991 for benefit accrual purposes. Messrs. Lipner, Spitzer and White each had 5 years and Mr. Healy had 2 years of service under the Supplemental Plan as of December 31, 1996 for benefit accrual purposes.

      LIFE INSURANCE ARRANGEMENTS

      The Company provides life insurance coverage to each of its executive officers. In 1996, Mr. Lipner was provided with $1,206,175 of term life insurance coverage. Messrs. Healy, Spitzer and White were each provided with $400,000 of term life insurance coverage.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The three-member Compensation Committee (the "Committee") of the Board makes compensation decisions regarding compensation of the Company's executives. Each member of the Committee is a non-employee Director. The Board reviews all decisions by the Committee relating to such compensation except for decisions about awards under the Employees' Stock Option Plan, which have been made solely by the Committee, and effective March 1996, was made by the Stock Option Committee. This is a report of the Committee addressing the Company's policies governing the compensation of the executive officers of the Company for the Company's fiscal year ending December 31, 1996 ("Fiscal Year 1996").

      COMPENSATION POLICIES AND COMPONENTS OF COMPENSATION

      Generally, the Committee's executive compensation policies are designed to base pay on the Company's annual and long-term performance goals by rewarding above-average corporate performance and recognizing individual initiative and achievements; furthermore, these policies assist the Company in attracting and retaining qualified executives. The Committee believes that stock ownership by management is beneficial in aligning management's and shareholders' interests in increasing the value of the Common Stock; therefore, the Committee includes a stock-based element in the Company's compensation packages for its executive officers, although the Committee does not have target ownership levels for equity holdings by executives.

      The three primary components of executive compensation are base salary, annual bonus and stock options. The Committee believes that the cumulative effect of these three elements is to provide the Company's executive officers with levels of total compensation consistent with the Committee's executive compensation policies set forth above.

      The Committee attempts to keep the Company's executive base salary increases as low as possible, thus limiting the Company's exposure if performance targets are not met. Executive salary levels are subjectively determined by the Committee based on the experience of each of its members and are intended to be consistent with competitive practices and levels of responsibility (with salary increases reflecting competitive and economic trends, the overall financial performance of the Company and the performance of the individual executive).

      The Committee subjectively determines annual bonus amounts paid to each of the Company's executives in respect of each fiscal year. Generally, bonuses are set within a specified percentage range of base salary, and do not exceed 100% of the base salary. For the executive officers named in the Summary Compensation Table, bonuses averaged approximately 57% of Fiscal Year 1996 total salary. Factors taken into account in awarding annual bonuses are described below under "Relationship of Corporate Performance to Executive Compensation."

      Before March 1996, stock options were periodically granted to the Company's executives under the Employees' Stock Option Plan based upon the subjective determination of the Committee. Effective March 1996, all authority to administer the Employees' Stock Option Plan has been vested in the Stock Option Committee, a subcommittee of the Committee. No specific formulas or executive stock ownership targets are employed in determining stock option grants. The number of options previously awarded to and held by executive officers is considered in determining the size of each option grant. Factors taken into account in awarding stock options are described below under "Relationship of Corporate Performance to Executive Compensation."

      An additional factor the Committee focuses on in its consideration of compensation matters is the tax implications of various payments and benefits to the Company and to the individual executive officers. Certain types of compensation payments and their deductibility depend upon the timing of vesting or exercise of awards granted. In addition, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. The Committee will not in all circumstances limit executive compensation to that deductible under section 162(m) of the Internal Revenue Code. The Committee will consider the various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives and to the extent reasonably practicable.

      RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

      The factors that the Committee considered in awarding annual bonuses and options under the Employees' Stock Option Plan were based on the performance of both the Company and the individual executive. With respect to the Company, the Committee considered targeted versus actual annual operating performance, after-tax earnings-per-share growth over the last fiscal year and increase in operating income over the last fiscal year. With respect to the individual executive, the Committee considered the individual's ability to undertake special projects, to facilitate strategic acquisitions and alliances, to execute the Company's strategic business plan and to develop new custom research methods and concepts. While the Committee considered all of the foregoing factors, the Committee subjectively made its determinations and recommendations based on the experience of each of its members.

      Targeted versus actual operating performance was a major factor considered in determining the extent to which annual bonuses were paid and awards made under the Employees' Stock Option Plan to the Company's executive officers. The performance of individual executives was reviewed either as to the Company as a whole, or, for those executive officers in charge of an operating unit, as to such officer's particular operating unit. Performance targets were based on business plans developed by the Company's management and approved by the Board at the start of Fiscal Year 1996. In developing the business plans, consideration was given to integrating the business of any recently acquired subsidiaries, divisions or businesses and expanding the Company's mix of services and clients. The Committee also took into account the executives' performance in special projects undertaken during the past fiscal year, contribution to strategic acquisitions and alliances (e.g., joint ventures) and development of new custom research methods and concepts. In addition, the Committee considered the growth in after-tax earnings per share of Common Stock over the last fiscal year in determining executive compensation. Another consideration in determining executive compensation was the improvement in the Company's operating income over the last fiscal year. Also, the executives' satisfaction of certain subjective performance criteria (including initiative, contribution to overall corporate performance and managerial ability) was evaluated after informal discussions with other members of the Board and, for all of the executives other than Mr. Lipner, after discussions with Mr. Lipner.

      COMPENSATION OF CHIEF EXECUTIVE OFFICER FOR FISCAL YEAR 1996

      In addition to the factors mentioned above, the Committee's general approach in setting Mr. Lipner's annual compensation took into consideration the Company's earnings and sought to reward Mr. Lipner's strategic management abilities in the Company's expansion efforts. The Committee also considered Mr. Lipner's role in the development and implementation of strategic business plans for building the Company, identifying niche markets, and developing new proprietary custom research methods and concepts.

      The annual bonus paid to Mr. Lipner for Fiscal Year 1996 was based on the Committee's subjective evaluation of Mr. Lipner's performance in that year. Specifically, the Committee considered Mr. Lipner's roles in pursuing and completing selected acquisitions and joint ventures, further developing and improving the Company's management team, developing relationships with stockholders and analysts, developing and executing the Company's strategic business plan, encouraging the development of new research technologies, increasing operating income and increasing after-tax earnings per share. In assessing the Company's overall performance, to determine Mr. Lipner's annual salary and bonus, the Committee considered all of the factors above but did not use any formula with respect to the factors.

      The grant of options to Mr. Lipner in Fiscal Year 1996 under the Employees' Stock Option Plan was based upon the Committee's compensation policy of promoting management retention while further aligning management's and stockholders' interests in increasing the value of the Company's Common Stock.

                                          Walter A. Forbes
                                          Steven J. Gilbert
                                          Edmund A. Hajim

PERFORMANCE GRAPH

      The following graph sets forth the Company's total stockholder return as compared to the CRSP Index for Nasdaq Stock Market (U.S. Companies) of the Center for Research in Security Prices, and as compared to a peer group selected in good faith by the Company, for the period from April 7, 1993, when the Company's Common Stock was first registered under the Exchange Act, through December 31, 1996, the last day of the Company's last completed fiscal year. The peer group consists of the Company and five other companies in the market research industry: Market Facts, Inc., M/A/R/C Inc., Total Research Corporation, Opinion Research Corporation and Audits & Surveys Worldwide, Inc. The returns of each component company in the peer group have been weighted based on such company's relative market capitalization.

                    COMPARISON OF CUMULATIVE TOTAL RETURN/1/
                  FOR THE PERIOD FROM 04/07/93 THROUGH 12/31/96
                  AMONG NFO RESEARCH, INC., THE CRSP INDEX FOR
             NASDAQ STOCK MARKET (U.S. COMPANIES) AND THE PEER GROUP

                                    [GRAPH]

      The graph above assumes $100 invested at the beginning of the period in the Company's Common Stock/2/, the CRSP Index for Nasdaq Stock Market (U.S. Companies) and the Peer Group, and was plotted using the following data:


                04/07/93  06/30/93  09/30/93  12/31/93  03/31/94  06/30/94  09/30/94  12/31/94
                --------  --------  --------  --------  --------  --------  --------  --------
NFO Research,
  Inc..........     $100   $105.00   $130.00   $125.83   $160.00   $150.00   $172.00   $145.00

CRSP Index for
  Nasdaq Stock
  Market (U.S.
  Companies)...      100    105.22    114.08    116.22    111.43    106.22    115.02    113.71

Peer Group.....      100    103.17    124.10    125.75    142.06    143.33    153.96    137.62


                03/31/95  06/30/95  09/30/95  12/31/95  03/31/96  06/30/96  09/30/96  12/31/96
                --------  --------  --------  --------  --------  --------  --------  --------
NFO Research,
  Inc..........  $195.00   $202.50   $235.00   $265.00   $378.75   $354.38   $322.50   $330.00

CRSP Index for
  Nasdaq Stock
  Market (U.S.
  Companies)...   123.96    141.79    158.86    160.80    168.31    182.05    188.53    197.79

Peer Group.....   173.71    173.92    190.30    192.64    272.31    292.63    251.57    262.60*

-----------

/1/ Total Return Assumes Reinvestment of Dividends.

/2/ Based on the initial public offering price.

* Intelliquest Information Group Inc., a competitor of the Company, became a public Company in March 1996 and is now included in the Company's Peer Group for the periods since such time. If Intelliquest Information Group Inc. had not been included in the Peer Group, the Peer Group's return at December 31, 1996 would have been $260.39.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Company is composed of Walter A. Forbes, Steven J. Gilbert and Edmund A. Hajim. Mr. Gilbert served as the Company's Chairman of the Board in 1992 and has served as Secretary since 1993. Mr. Gilbert has never been an employee of the Company, and Messrs. Forbes and Hajim have never been officers or employees of the Company. Commonwealth Capital Partners, L.P. ("Commonwealth"), of which Mr. Gilbert is a Managing Director, and Mr. Forbes each purchased equity securities from the Company in September 1991 in connection with the Acquisition. The Company, Commonwealth and Messrs. Forbes and Hajim are parties to the Stockholders Agreement, dated as of September 27, 1991, as amended (the "Stockholders Agreement"), among the Company, Commonwealth and certain other stockholders of the Company prior to the Company's initial public offering of its Common Stock (the "Offering"). Pursuant to the Stockholders Agreement, the Company pays Commonwealth $10,000 per month as a non-allocable expense reimbursement, and will continue such payments until Commonwealth no longer holds 5% of the outstanding Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On October 25, 1994, John Sculley joined the Company's Board of Directors and entered into a consulting agreement with the Company. The agreement provides that Mr. Sculley will serve as a consultant, particularly in the areas of technology, idea development for new services and ventures, and international expansion. Under the agreement, as consideration for his services to the Company as consultant and as director, Mr. Sculley will receive an annual fee of $50,000 so long as he is a director of the Company, plus out-of-pocket expenses. In addition, pursuant to the agreement, the Company granted Mr. Sculley an option to purchase 37,500 shares of the Company's Common Stock, with an exercise price of $11.17 per share, the exercise price being equal to the market price on the date of grant. The option is exercisable in whole or in part at any time before October 25, 1999. Pursuant to the agreement, the Company filed a registration statement with the Securities and Exchange Commission to register the issuance by the Company of the shares subject to the option. Moreover, as a director of the Company, Mr. Sculley received options to purchase 37,500 shares of the Company's Common Stock pursuant to the NFO Research, Inc. Directors' Stock Option Plan, which is described below.


      On September 27, 1996, the Company made a bridge loan to Mr. Hamlin in the amount of $450,000 for a downpayment on his home, which was repaid, in 2 payments, on October 10, 1996 and December 31, 1996.

      Messrs. Lipner and Sculley are each minority shareholders of LiveWorld and, in addition, Mr. Sculley is a director of LiveWorld. On February 10, 1997, the Company and LiveWorld announced an agreement to jointly provide online market research services that combine LiveWorld's Talk City community/chat services with the Company's panel-based market research services.

      The Company pays Commonwealth $10,000 per month in non-allocable expense reimbursement payments. See "Compensation Committee Interlocks and Insider Participation."


                            COMPENSATION OF DIRECTORS

      The Company does not pay any additional remuneration to officers of the Company for serving as directors. Directors who are not employees of the Company are paid an annual fee of $20,000, and a fee of $1,000 for each committee meeting of the Board they attend. Additionally, non-employee directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board of Directors and committees. Mr. Gilbert will not receive annual or meeting fees for his services as director or as a member of committees during the period that Commonwealth receives its non-allocable expense reimbursement payments described above. Mr. Sculley's annual director fee is included in his fee under his consulting agreement with the Company described above. See "Certain Relationships and Related Transactions."

      Non-employee directors also receive annual stock options under the NFO Research, Inc. Directors' Stock Option Plan (the "Directors' Stock Option Plan"). Under the Directors' Stock Option Plan, each new non-employee director receives an option for 15,000 shares upon his initial election to the Board, and each non-employee director receives an option for an additional 7,500 shares upon each re-election to the Board. The exercise price of each option granted under the Directors' Stock Option Plan is equal to the market price of the Common Stock on the date of grant. Each option is exercisable, either in whole or in part, at any time after the six-month anniversary of the date the option was granted and each option will expire on the fifth anniversary date of the date on which the option is granted. The Directors' Stock Option Plan is designed to be self-governing in order to comply with certain requirements of Rule 16b-3 of the Exchange Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership, both direct and indirect, reported to the Company as of March 25, 1997, of Common Stock of the Company including shares as to which a right to acquire ownership exists (for example, through the exercise of certain stock options). The information is presented for beneficial owners of more than five percent (5%) of the Company's Common Stock, for each director and nominee, for each executive officer and for the group comprised of all directors, nominees and executive officers. Management knows of no persons other than those identified herein who owned beneficially more than five percent (5%) of the outstanding shares of Common Stock as of March 25, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT




                                                               Number of Shares
NAME AND ADDRESS                                                of Common Stock    Percentage of
OF BENEFICIAL OWNER (1)                                       Beneficially Owned   Common Stock
-----------------------                                       ------------------   ------------
Commonwealth Capital Partners, L.P. (2)....................            599,598         5.76%
  245 Park Avenue
  New York, NY 10167
William Blair & Company (3)................................          1,848,518        17.77%
  135 South LaSalle Street
  Chicago, IL 60603
HLM Management Co., Inc. (4)...............................            570,000         5.48%
  222 Berkeley Street
  Boston, MA 02116
Granahan Investment Management (5).........................            560,500         5.39%
  275 Wyman Street, Suite 270
  Waltham, MA 02154
Walter A. Forbes (6).......................................             75,675             *
  707 Summer Street
  Stamford, CT 06901
Steven J. Gilbert (2)(7)...................................            637,098         6.12%
  245 Park Avenue
  New York, NY 10167
Edmund A. Hajim (8)........................................             39,500             *
  230 Park Avenue
  New York, NY 10167
Charles B. Hamlin (9)......................................             16,666             *
  2 Pickwick Plaza
  Greenwich, CT 06830
Patrick G. Healy (10)......................................             97,950             *
  2 Pickwick Plaza
  Greenwich, CT 06830
William E. Lipner (11).....................................            612,891         5.89%
  2 Pickwick Plaza
  Greenwich, CT 06830
John Sculley (12)..........................................             67,500             *
  90 Park Avenue, 32nd Floor
  New York, NY 10017
Richard A. Spitzer (13)....................................            151,484         1.46%
  2700 Oregon Road
  Northwood, Ohio 43619
Lawrence D. White (14).....................................            131,917         1.23%
  2 Pickwick Plaza
  Greenwich, CT 06830
All executive officers and directors as a group
  (9 persons) (15).........................................          1,830,681        17.60%

-----------

*   Represents less than 1% of the outstanding shares of the Common Stock.

(1) Except as indicated in the notes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Commonwealth owns 599,598 shares of Common Stock. As Steven J. Gilbert, Barry A. Schwimmer and Elliot Stein, Jr. are each Managing Directors of Commonwealth, each of them may be deemed to own beneficially the 637,098 shares of Common Stock held by Commonwealth. Each Managing Director shares voting and investment power with respect to such shares. Mr. Schwimmer, a former director of the Company, also holds options to acquire 22,500 shares.

(3) According to a statement on Schedule 13G dated February 14, 1997 filed with the Securities and Exchange Commission by William Blair & Co. William Blair & Co. is an Investment Advisor that owns 1,848,518 shares of Common Stock of the Company on behalf of its clients.

(4) According to a statement on Schedule 13G dated February 10, 1997 filed with the Securities and Exchange Commission by HLM Management Co., Inc. HLM Management Co., Inc. is an Investment Advisor that owns 570,000 shares of Common Stock of the Company on behalf of its clients.

(5) According to a statement on Schedule 13G dated January 31, 1997 filed with the Securities and Exchange Commission by Granahan Investment Management, Inc. Granahan Investment Management, Inc. is an Investment Advisor that owns 560,500 shares of Common Stock of the Company on behalf of its clients, including 522,750 shares of Common Stock on behalf of Vanguard Explorer Fund, Inc. Vanguard Explorer Fund, Inc. separately filed a statement on
    Schedule 13G dated February 4, 1997.

(6) Includes 4,500 shares held by Mr. Forbes' children and 4,500 shares held by his spouse in custodial accounts for his children, for which Mr. Forbes may be deemed to share voting and investment power and thus may be deemed to own beneficially. Also includes 37,500 shares issuable upon the exercise of options granted to Mr. Forbes pursuant to the Directors' Stock Option Plan.

(7) Includes 599,598 shares held directly by Commonwealth. See note (2) above. Also includes 37,500 shares issuable upon exercise of options granted to Mr. Gilbert pursuant to the Directors' Stock Option Plan.

(8) Includes 37,500 shares issuable upon exercise of options granted to Mr. Hajim pursuant to the Directors' Stock Option Plan.


(9) Includes 16,666 shares issuable upon exercise of options granted to Mr. Hamlin pursuant to the Employees' Stock Option Plan which have already vested.

(10)Includes 97,500 shares issuable upon exercise of options granted to Mr. Healy pursuant to the Employees' Stock Option Plan which have already vested.

(11)Includes 147,750 shares issuable upon exercise of options granted to Mr. Lipner pursuant to the Employees' Stock Option Plan which have already vested. Also includes 208,950 shares indirectly owned by him, 152,250 of which are owned directly by his wife, Deborah Lipner; and 56,700 of which are held in custodial accounts and trusts for their sons Justin Drew Lipner and Wesley Edwin Lipner. A trust holds 3,375 shares of Common Stock of the Company for the benefit of Deborah Lipner; however, since the trustee of the trust has sole voting and investment power with respect to the shares, Mr. Lipner does not beneficially own such shares.

(12)Includes 37,500 shares issuable upon the exercise of options granted to Mr. Sculley which are exercisable in whole or in part at any time before October 25, 1999. Also includes 30,000 shares issuable upon the exercise of options granted to Mr. Sculley pursuant to the Directors' Stock Option Plan.

(13)Includes 69,999 shares issuable upon exercise of the options granted to Mr. Spitzer pursuant to the Employees' Stock Option Plan which have already vested.

(14)Includes 86,250 shares issuable upon exercise of options granted to Mr. White pursuant to the Employees' Stock Option Plan which have already vested. Also includes 337 shares held by Mr. White's children, for which Mr.

    White may be deemed to share voting and investment power and thus may be deemed to own beneficially.

(15)Includes 142,500 shares issuable upon exercise of options granted pursuant to the Directors' Stock Option Plan, 37,500 shares issuable upon exercise of options granted to Mr. Sculley and 418,165 shares issuable upon exercise of options granted pursuant to the Employees' Stock Option Plan which have already vested.

SELECTION OF INDEPENDENT ACCOUNTANTS

      The directors of the Company have selected the firm of Arthur Andersen LLP as the auditors of the Company subject to the approval of the stockholders. Arthur Anderson LLP has acted for the Company as auditors since March 1995.

      Before the Audit Committee recommended the appointment of Arthur Andersen LLP, it carefully considered the qualifications of that firm, including their performance during the year and their reputation for integrity and for competence in the fields of accounting and auditing.

      Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who may be deemed to own beneficially more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and Nasdaq. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for 1996, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1996 except for Lawrence D. White, who inadvertently failed to file a Form 4 with respect to his dispositions of an aggregate of 22,765 shares of Common Stock; Mr. White reported such dispositions on Form 5.

PROXIES

      STOCKHOLDERS HAVE THREE CHOICES ON THE PROXY/VOTING INSTRUCTION CARD (THE "PROXY CARD") WITH RESPECT TO THE ELECTION OF DIRECTORS. BY CHECKING THE BOX ON THE PROXY CARD A STOCKHOLDER MAY: (I) VOTE FOR ALL OF THE DIRECTOR NOMINEES AS A GROUP; (II) WITHHOLD AUTHORITY TO VOTE FOR ALL DIRECTOR NOMINEES AS A GROUP; OR
(III) VOTE FOR ALL DIRECTOR NOMINEES AS A GROUP EXCEPT THOSE NOMINEES IDENTIFIED IN THE APPROPRIATE SPACE. CONCERNING THE PROPOSALS TO AMEND THE EMPLOYEES' STOCK OPTION PLAN AND TO RATIFY THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS, BY CHECKING THE APPROPRIATE BOX ON THE PROXY CARD A STOCKHOLDER MAY: (I) VOTE "FOR" THE ITEM; (II) VOTE "AGAINST" THE ITEM; OR (III) "ABSTAIN" FROM VOTING ON THE ITEM.

      The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies solely by mail.

      UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER OF RECORD ON MARCH 25, 1997, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO MR. PATRICK G. HEALY, NFO RESEARCH, INC., 2 PICKWICK PLAZA, GREENWICH, CONNECTICUT 06830.

VOTE REQUIRED

      To be elected as a director, each nominee must receive the affirmative vote of a plurality of the votes cast by stockholders present in person ore represented by proxy and entitled to be voted at the Annual Meeting. An affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the meeting is required for all other matters including the ratification of the appointment of Arthur Andersen LLP as independent accountants of the Company for calendar year 1997.

      The vote occurring at the meeting will be overseen by an inspector. The inspector's duties include ascertaining the number of votes outstanding and the voting power of each, determining the number of shares represented at the meeting, counting all votes and ballots, determining and retaining for a reasonable period a record of the disposition of any challenges made to any determination by the inspections, and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes cast by all stockholders present in person or represented by proxy and entitled to vote at the meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors, for the amendment of the Employees' Stock Option Plan and for the ratification of appointment of independent accountants. Abstentions and "non-votes" will be counted as present in determining the existence of a quorum. However, an abstention from voting (or withholding authority to vote for directors) will have the same effect as a vote against. "Non-votes" will be considered unvoted and will not have the effect of a vote against. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

1998 STOCKHOLDER PROPOSALS

      To be eligible for inclusion in the Company's proxy statement, stockholder proposals for the 1998 Annual Meeting of Stockholders must be received at the Company's corporate office, NFO Research, Inc. 2 Pickwick Plaza, Greenwich, Connecticut 06830, Attention: Secretary, on or before December 1, 1997.

OTHER BUSINESS

      As of the date of this Proxy Statement, the Board of Directors of the Company is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. Should other business properly be brought before the Annual Meeting, it is intended that the accompanying proxy will be voted thereon in the discretion of the persons named as proxies.

                           NFO RESEARCH, INC.
            2 PICKWICK PLAZA, SUITE 400, GREENWICH, CT  06830

         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 21, 1997
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned stockholder of NFO Research, Inc. (the "Company") hereby appoints William E. Lipner and Patrick G. Healy, and each of them, with full power of substitution in each, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the 1997 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 21, 1997, at 10:00 a.m., at Hyatt Regency Greenwich located at 1800 East Putnam Avenue, Old Greenwich, Connecticut, and at any adjournments thereof, upon the following matters:

1. Proposal to elect as directors of the Company the following persons, to hold office for a term of one year expiring at the annual meeting to be held in 1998.

      [ ] FOR the nominees listed below (except as marked to the contrary below)

      [ ] WITHHOLD AUTHORITY to vote for all the nominees listed below

      NOMINEES:  William E. Lipner, Steven J. Gilbert, Walter A. Forbes, Edmund
      A. Hajim and John Sculley.
      (INSTRUCTIONS: To withhold authority to vote for any individual nominee, please cross out that nominee's name.)

2. Proposal to ratify the appointment of Arthur Andersen LLP as independent accountants of the company for calendar year 1997.

             [ ]  FOR           [ ]  AGAINST         [ ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY UNDER PROPOSAL 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.

                       (Please Sign on Other Side)

      Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.







                                    Dated                           , 1997
                                          --------------------------



                                    -----------------------------------------
                                    Signature


                                    -----------------------------------------
                                    Signature if Held Jointly







PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
THE ENCLOSED ENVELOPE.

NFO [LOGO]
NFO Research



                                                              1996 Annual Report


                            When you think of NFO...
                                     THINK
                                    INSIGHT

                                     THINK
                                     GROWTH

FINANCIAL HIGHLIGHTS


[REVENUES GRAPH]

[EPS GRAPH]


CONTENTS

To our Shareholders and Employees

When you think of NFO...

Financial Information


     NFO Research, Inc. is a leading provider of custom and syndicated marketing information to America's largest corporations as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers its clients access to over half a million households and 1.3 million consumers.

     NFO's goal is to help its clients test, launch, and market their products and services for competitive advantage. Each year, through over 4,300 studies, more than 1,100 leading marketers take advantage of NFO's full range of consumer information services, databases, and the outstanding marketing, technical and operational support offered by its creative, skilled professionals.

     NFO is being developed into a diversified, multinational marketing information business as we provide our clients in the United States and worldwide with increasingly innovative, results-oriented solutions to their information needs.

To Our Shareholders and Employees,

     What an exciting year of growth 1996 proved to be for NFO! We celebrated our 50th anniversary and were recognized by Forbes magazine as one of "America's 200 Best Small Companies." While continuing to build our dominant position in key niche markets, we crossed the $100 million threshold in annual revenues. We expanded our core panel and experienced a substantial increase in new business in our growth markets.

     In 1996, we significantly expanded NFO's capabilities within the pharmaceutical, travel and financial services sectors via the addition of Migliara/Kaplan Associates and their sister company Chesapeake Surveys, Inc., Plog Research Inc., and The SpectrEm Group. Migliara/Kaplan is the nation's largest custom market research firm serving the pharmaceutical industry, and was recently ranked number one in that category in a study conducted by a leading university. Plog Research specializes in the travel and leisure industries through its work for airlines, hotels, car rental companies and cruise lines. The SPECTREM Group, Inc., specializes in financial services research and consulting. All these companies have performed very well during their first year as part of NFO and helped fuel our overall growth.

     We began delivering on our plans for horizontal and vertical global expansion. We launched "Select Panels of Europe," our joint venture with IPSOS S.A., which includes almost 100,000 households. NFO also captured a leadership role in ushering in a new era of market information: After 18 months of intensive effort, NFO Interactive, with its panel of now over 75,000 households, began delivering high-speed consumer insight through projects for new as well as long-standing clients.

     Not surprisingly, we've chosen to focus on "pathways for growth" in this annual report. It took 47 years for NFO to become a $52 million company and only 36 months to double our revenues and grow into a $109 million enterprise. Our sales and earnings in 1996 reached record levels. This performance is especially important in light of the major investments we made in our joint venture in Europe and in our interactive initiatives. Overall, our revenues increased by 49 percent, reflecting the rapid growth of our newly acquired companies as well as growth in our core businesses. Earnings per share increased 20 percent, to 83 cents and would have been much higher without the start-up costs associated with our European and interactive programs.

     NFO is continuing to evolve into a multidimensional, worldwide marketing-information enterprise. Through our commitment to provide clients with the critical market insights they need to make better decisions, we continue to strengthen our leadership in core and niche markets. Time and again, we have responded to our clients' changing needs with innovation and new resources. Our expansion into Europe, our further penetration into high-growth niche markets, and our recently launched interactive initiatives all reflect NFO's single-minded focus on delivering exceptional value to our clients.

     We anticipate that NFO will reap major benefits from its new ability to conduct market research via the Internet. For decades, our industry has relied on four methods for gathering information: mail, telephone, mall interviews, and personal interviews. A mail survey typically can take up to seven to eight weeks, and a telephone survey from two to five weeks, to complete and analyze. Our on-line services offer the potential to cut market research cycles to eight days or less. By delivering results more quickly and enabling our clients to make faster decisions, our interactive initiatives promise greater benefits to our clientele and powerful competitive advantages to NFO.

--------------------------------------------------------------------------------
     IT TOOK 47 YEARS FOR NFO TO BECOME A $52 MILLION COMPANY AND ONLY 36 MONTHS TO DOUBLE OUR REVENUES AND GROW INTO A $109 MILLION ENTERPRISE.
--------------------------------------------------------------------------------

     Clients have responded enthusiastically to our interactive initiatives. While most of our interactive start-up projects are being conducted for clients in high-tech companies, leaders in the packaged goods industry also are exploring this new technology with us.

     As reflected in the pages of this annual report, NFO Interactive is just one of the pathways for growth that NFO is pursuing. We continue to build our core market research business and to seek out and expand our presence in high-growth niche markets such as pharmaceuticals, financial services, travel and leisure, and high technology. We are also actively exploring the potential offered by the global marketplace.

     As we headed into 1997, we took steps to significantly expand NFO's capabilities in the high-technology arena. On April 1, 1997 we announced the addition of Prognostics to the NFO group. Prognostics is a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. With offices in Palo Alto, Boston and London, Prognostics will help drive our penetration into this rapidly expanding part of the worldwide marketplace.

     To lead the marketing-information industry, one needs scale, a wide range of services, and a compelling vision for the future. NFO is unique and unmatched in its panels, analytic methods, industry expertise, client trust and relations. Our people are distinguished in their commitment and industry expertise. We have a strong presence in the right market segments in the right countries. We have the technological expertise to offer fast, accurate, and insightful decision support. NFO is positioned and ready to lead its industry into the next millennium, to a future where speed, efficiency, scale, and keen insight will dominate the marketing information arena.


/s/ William E. Lipner

William E. Lipner
Chairman and Chief Executive Officer

                                   [GRAPHIC]

                                     THINK
                                     INFOR-
                                     MATION

LEVERAGING OUR CORE BUSINESS


     In 1996, our core research business continued to grow, evolve, and deliver exceptional client value as we benefited from the changing requirements of our consumer packaged goods and services clients. Increasingly, these clients have focused their business on finer and finer segments of the market, developing and targeting products and marketing strategies to specific demographic, geographic, and product-usage groups.

--------------------------------------------------------------------------------
     OUR TEAMS ACT AS VIRTUAL EXTENSIONS OF OUR CLIENT'S MARKET RESEARCH DEPARTMENTS FOR STUDY DESIGN, ANALYSIS, AND INTERPRETATION.
--------------------------------------------------------------------------------

     In anticipation of these trends, we increased the size of the NFO Consumer Panel from 475,000 to over 525,000 households. While maintaining the panel's representativeness, we targeted our recruitment to reach high-demand consumer segments, such as affluent families and young buyers. We expanded our Chronic Ailment Panel and with NFO Interactive, developed panels of computer and on-line households. These steps increased our ability to quickly and efficiently access hard-to-reach consumers.

     In 1996, we also expanded our program of providing comprehensive marketing services through our "Research Support Groups" strategy. Under this program, we assign clients a team of "specialists" which includes an account supervisor, a research manager, an account representative, a statistician, and a software developer from AMS, our "expert systems" software company. Using a systematic five-stage process, NFO support groups assess each client's current information needs, develop a formalized plan, conduct the research, provide tailored business solutions, and continuously evaluate the effectiveness of the program. This integrated, solution-oriented approach allows our teams to act as virtual extensions of our clients' market research departments. As a result, in 1996, more and more of our clients used NFO as a total research support resource for study design, analysis, and interpretation.

     Clients also increasingly turned to us for help in projecting future demand and forecasting the success in the marketplace of products still in the early development stage. This rising need led to strong growth in our Targeted Copy Testing service, SCREEN-TEST, and in our volumetric concept screening service.

     Throughout 1996, we enhanced our market position by expanding and updating our core panel, creating new products and services to meet our clients' evolving needs, and by leveraging our resources to broaden and deepen our client base. As we enriched the breadth and depth of our client relationships and initiated creative new ways to segment and leverage our panel resources, we built strong business momentum for the future.

                                   [GRAPHIC]

                                     THINK
                                    PHARMA-
                                    CEUTICAL

DIVERSIFYING INTO FAST-GROWING MARKETS


     Aggressively pursuing high-growth niche markets hungry for custom and syndicated research data has been one of the keys to NFO's rapid expansion. We have entered these markets by carefully identifying and acquiring dynamic market research and consulting firms. Since 1994, NFO's family of companies has grown to include PSI in financial services, Migliara/Kaplan (M/K) in pharmaceuticals/ health care, Plog Research in travel/leisure, and most recently, The SPECTREM Group, Inc., a firm specializing in financial services research and consulting. Through these outstanding acquisitions, we have "hit the ground running" in high-growth markets and transformed our overall business: Today, our clientele is broader than it has ever been and our research services markedly more diverse.

--------------------------------------------------------------------------------
     THE HUNGER FOR DIRECT-TO-CONSUMER MARKET RESEARCH AND BRAND EQUITY DEVELOPMENT FUELS OUR IMPRESSIVE SUCCESS IN THE HEALTH CARE INDUSTRY.
--------------------------------------------------------------------------------

     The impressive growth of Migliara/Kaplan, founded in l981, offers a prime example of the success of NFO's strategic decision to diversify into fast-growing markets. Specializing in new-product development, M/K is the largest custom market research company in the United States, serving the health care industry. In the past 36 months, M/K's revenues have almost tripled, increasing to $22 million. In 1996, M/K was selected by pharmaceutical companies as the country's top market research firm in a national "vendor assessment survey" conducted by the University of Mississippi.

     Fueling M/K's success are far-reaching changes in its target market, the major pharmaceutical companies. Managed care is radically redefining what M/K calls the "Market Research Triad." The dynamics of the physician-patient-payer relationship are changing. Direct-to-consumer market research for ethical drugs is booming, and drug firms are seeking ways to develop stronger brand equity as a differentiating characteristic in an industry growing more fragmented and competitive.

     In this volatile environment, M/K's outstanding account teams have created indelible relationships with many clients by adopting a life-cycle market research strategy. Using this approach, they become part of their clients' brand teams, from the prelaunch stage of a product through tracking and market share development.

     During 1996, M/K utilized NFO's Chronic Ailment Panel as a proprietary resource in its direct-to-consumer research with excellent results. In the near future, M/K is planning to leverage its new-products expertise globally.

     Payment Systems, Inc. (PSI), NFO's financial services research company also faced far-reaching industry changes and market volatility in 1996. Responding to the latest wave of bank mergers and industry consolidation, PSI met the challenges it faced with a threefold strategy: First, it broadened its syndicated product base and expanded its consulting services through acquisition of The SPECTREM Group, Inc., the premier consulting organization in the private banking/trust, investment and retirement services arena. It also launched the first comprehensive study of the most compelling issue facing financial services providers -- brand equity. Second, PSI broadened its market research by offering sophisticated data to smaller banks. Finally, PSI began to develop its international business more fully by offering clients global card services and brand equity research services. This comprehensive approach to changes in the financial services industry has considerably strengthened PSI's long-term positioning.

                                   [GRAPHIC]

                                     THINK
                                     GLOBAL

EXPANDING INTO INTERNATIONAL MARKETS


     During 1996, NFO took several steps to accelerate its growth in global markets. One avenue we pursued was the international expansion of our niche-market businesses. PSI spearheaded this strategy by intensifying its efforts in South America, Europe, and the Far East. In 1996, PSI strengthened its European presence by expanding its London office. In Latin America, PSI developed both syndicated research and consulting businesses. In 1997, PSI intends to expand to the Asian Pacific region by establishing a local office to provide research and consulting services.

--------------------------------------------------------------------------------
     IN 1996, NFO LAUNCHED ACCESS TO MORE THAN 200,000 CONSUMERS IN EUROPE'S THREE LARGEST MARKETS: GERMANY, THE UNITED KINGDOM, AND FRANCE.
--------------------------------------------------------------------------------

     Going global is an immensely challenging -- and rewarding -- process. In launching our IPSOS-NFO "Select Panels of Europe" program , for example, we entered not just three new countries, but three new worlds, each with its own unique consumer patterns and customs. In 1996, Select Panels of Europe offered access to almost 100,000 households representing more than 200,000 consumers in Europe's three largest markets: Germany, the United Kingdom, and France.

     IPSOS has proven to be a valued partner in orchestrating our European strategy. Both NFO and IPSOS have contributed clients to this new joint venture, and our combined strengths have created a powerful synergy. IPSOS brought extensive resources, including a strong client base, established facilities, knowledge of local markets, and new business contacts. NFO, in turn, provided a seasoned team of its panel experts to create uniform panel standards and ensure a common "report card" for the data delivered. Together, NFO and IPSOS have established marketing offices which are run by experienced managing directors who are citizens of the countries in which they operate. In every respect -- recruitment, management, and motivation -- our European panels mirror the quality and capabilities of NFO's U.S. panel program.

     We view our efforts in Europe as a long-term investment and springboard to further expansion: In 1997, we plan to introduce a panel program in Italy, and in 1998, we expect to launch a panel in Spain. This plan reflects our belief that serving our multinational clients on a global basis is critical to NFO's positioning as a leader in the worldwide marketing information industry.

                                   [GRAPHIC]

                                     THINK
                                     INTER-
                                     ACTIVE

OUR ON-LINE CAPABILITIES

Imagine: You are a manufacturer with a "hot" new product concept you want to test. You switch on your PC, sign on to NFO's Web site, and watch as prospective customers, viewing three-dimensional, photographic quality images of your product, discover its benefits and flaws, suggest improvements, and gauge its price and value. This is not a dream; it is real; it is NOW.

Enter NFO Interactive, NFO's division dedicated to delivering clients -- worldwide -- insights into the burgeoning interactive market and the benefits of high-speed research conducted over the Internet.

We see a bright future for NFO Interactive, as four key factors drive the demand for ever-faster consumer research: Product development cycles are shrinking in real time, competition is intensifying, consumer choices are multiplying, and marketing costs are rising. In this environment, testing and launching products more quickly is absolutely critical to business success -- and survival.

--------------------------------------------------------------------------------
OUR MORE THAN 75,000 COMPUTER-USING HOUSEHOLDS OFFER THE ONLY TRULY REPRESENTATIVE SAMPLE OF TODAY'S INTERACTIVE CONSUMER MARKETPLACE.
--------------------------------------------------------------------------------

Differentiating NFO Interactive from its competitors is NFO//net.source, our on-line panel of over 75,000 house-holds and over 175,000 interactive consumers, the world's largest. This group represents a subset of more than 200,000 computer-using households, all of which come from our core panel of over 525,000 households. NFO//net.source panelists have been rigorously selected and balanced to offer the only true representative sample of today's interactive consumer marketplace.

As a result, NFO Interactive can provide Internet-focused companies with access to a unique, data-rich source of accurate, up-to-the-minute information on the usage patterns, attitudes, and buying behaviors of on-line consumers. It also enables companies in every industry sector to gather reliable, high-speed consumer data and insights.

Using NFO//net.source, companies ranging from soft-ware and hardware developers to packaged goods and financial services firms can conduct a wide array of market research projects, including concept, product, and design testing; market strategy assessment; attitude, usage, and tracking studies; and market research and share penetration analyses. NFO also has created NFO//net.gauge. Through NFO//net.gauge, companies, for the first time, can assess Web site design and performance with representative users of the Internet.

The response to our highly flexible, user-friendly interactive services has far exceeded our expectations. Today, more than ever before, companies in every industry are looking for market research tools that offer quality, speed, and value. Our interactive program provides all three. As soon as NFO//net.source was launched, we began conducting on-line projects for both new and long-standing clients, ranging from Proctor & Gamble to J. Walter Thompson to U.S. Robotics.

As computers enter more and more homes, interactive research will expand dramatically. By delivering insights into the interactive marketplace and offering our clients a powerful competitive advantage, NFO is not just on-line, but out front of the interactive technology curve.

                                   [GRAPHIC]

                                     THINK
                                     VISION

BUILDING A CREATIVE MANAGEMENT TEAM


     As NFO grows and evolves into a global marketing-intelligence enterprise, we have come to appreciate more and more fully the importance of nurturing our entrepreneurial culture and spirit. As we move toward the future, NFO is building a diverse, highly creative management team with tremendous business experience, industry expertise, and market research capabilities.

     In the past few years, we have further enriched both our world view and our corporate resources by gaining access to the talent and insight of the management teams of our acquisitions and joint venture partners. Our alliance with IPSOS in Europe, for example, has allowed us to benefit from that company's well-established infrastructure, contacts, and credibility. By transforming NFO into a group of interconnected businesses, we have strengthened our human resources tremendously.

--------------------------------------------------------------------------------
     WE ACCESS TALENT BY STRATEGICALLY INTERCONNECTING WELL-ESTABLISHED AND RESPECTED BUSINESSES, ALLOWING NFO TO BUILD ON THE OUTSTANDING TRACK RECORDS AND EXPERIENCE OF PROVEN INDUSTRY EXPERTS.
--------------------------------------------------------------------------------

     Today, through our acquisition program, we can build on the outstanding track records of industry experts with decades of experience. NFO now has available M/K's Joe Migliara, Harris Kaplan, and Sheryl Olitzky in health care/pharmaceuticals; PSI's and SPECTREM's Al DeCotiis, Martha Rea, Mark Sievewright and Amy Errett in financial services; Stan Plog in travel/ leisure; and AMS in custom software design, led by Herb Storck. Along with NFO's seasoned top-management team, these highly respected professionals have enhanced the firm's reputation tremendously in the eyes of our clients and have created windows of opportunity for us in vibrant markets with large potential for global growth. With these professionals and our interactive team led by Charlie Hamlin, we are charting an exciting course for NFO. We are pursuing a strategy that promises to make our firm a global leader in the marketing information industry.

FINANCIAL INFORMATION


Contents

Selected Financial Data                      15

Management's Discussion                      16

Stock Information                            19

Independent Auditor's Reports                20

Consolidated Balance Sheets                  21

Consolidated Income Statements               22

Consolidated Statements
  of Stockholders' Equity                    23

Consolidated Statements of Cash Flows        24

Notes to Consolidated
  Financial Statements                       25




                                     THINK
                                    RESULTS

SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    Years Ended December 31,
                                     1996         1995       1994         1993        1992
                                     ----         ----       ----         ----        ----
Income Statement Data(3)

Revenues                           $109,162    $ 73,098    $ 61,545    $ 51,888    $ 47,074

Operating Income                     16,995      11,787       9,350       7,692       6,515

Net Income                            9,016       6,721       5,581       3,613       2,266

Earnings per Share(1)              $   0.83    $   0.69    $   0.59

Pro Forma Earnings per Share(2)                                        $   0.43    $   0.33


Balance Sheet Data(3)

Working Capital (Deficiency)       $ 10,771    $  7,849    $  1,874    $  3,604    $   (864)

Total Assets                        101,457      66,764      60,246      48,807      49,557

Total Debt                            5,280       2,052       3,315       4,963      23,723


(1) Adjusted to reflect 3 for 2 stock splits effected on April 5, 1994 and February 5, 1996.

(2) Adjusted to reflect the above stock splits, and assumes the common stock issued in connection with the Company's initial public offering in April 1993 was outstanding for the entire period.

(3) For discussion of acquisitions, see Footnote 18 to the Consolidated Financial Statements.

Management's Discussion and Analysis of Financial Condition and
Results of Operation

Background

     NFO Research, Inc. and its subsidiaries (the "Company") is a leading provider of custom and syndicated market information to America's largest companies as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers access to more than 525,000 households and over 1.3 million people.

Results of Operations

     The following table sets forth for the periods indicated certain income statement data for the Company.


                                                                                         Percentage
                                                                                          Increase
                                                        Income Statements                (Decrease)
                                                     Years Ended December 31,          1996     1995
                                                   ---------------------------         Over     Over
                                                   1996        1995       1994         1995     1994
                                                   ----        ----       ----         ----     ----
                                              (in thousands, except per share data)
Revenues                                        $109,162    $ 73,098    $ 61,545       49.3%    18.8%

  Cost of Revenues                                48,329      32,356      26,783       49.4     20.8

  Selling, General & Administrative Expenses      39,279      25,559      22,355       53.7     14.3

  Amortization Expense                             2,891       2,157       2,031       34.0      6.2

  Depreciation Expense                             1,668       1,239       1,026       34.6     20.8
                                                --------    --------    --------       ----     ----
Operating Income                                  16,995      11,787       9,350       44.2     26.1

  Interest Expense, Net                              216          26         103      730.8    (74.8)

  Other Expenses                                     453        --           258        --       --
                                                --------    --------    --------       ----     ----
Income Before Income Taxes                        16,326      11,761       8,989       38.8     30.8

  Income Tax Provision                             7,310       5,040       3,408       45.0     47.9
                                                --------    --------    --------       ----     ----
Net Income                                      $  9,016    $  6,721    $  5,581       34.1%    20.4%
                                                --------    --------    --------       ----     ----
Weighted Average Shares Outstanding(1)            10,818       9,696       9,483       11.6%     2.2%
                                                --------    --------    --------       ----     ----
Earnings per Share(1)                           $    .83    $    .69    $    .59       20.3%    16.9%
                                                --------    --------    --------       ----     ----

(1) Adjusted to reflect 3 for 2 stock splits effected on April 5, 1994 and February 5, 1996.


Special Note Regarding Forward-Looking Statements

As certain of the statements made in this annual report are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995), they involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, clients' timing of new product introductions and reformulations, clients' marketing budgets, industry and economic conditions, changes in management or ownership of a client, the effect of the Company's competition on client purchasing decisions, the strategic decisions of the Company's management team, the extent to which the Company is successful in developing and marketing its interactive market research techniques and other factors referenced in this annual report. In addition, the success of the Company's European expansion efforts is dependent in part upon a productive joint venture relationship and upon the successful application of NFO's methodologies to different business and consumer environments.

Acquisitions

On January 3, 1996, the Company acquired Migliara/Kaplan & Associates, Inc. ("M/K"), Chesapeake Surveys, Inc. ("CSI"), and Plog Research, Inc. ("Plog"). M/K is one of the nation's leading full-service health care marketing information companies with offices in Baltimore, MD and Princeton, NJ. CSI provides data collection and survey services, such as focus groups and random telephone interviews. Plog is the nation's leading travel industry marketing research organization. On August 15, 1996, the Company acquired The SPECTREM Group, Inc. ("Spectrem"). Spectrem provides niche consulting and acquisition and divestiture advisory services in the trust and investment products sectors.


1996 Compared to 1995

The Company's revenues increased 49 percent to $109.2 million from $73.1 million the previous year. The acquisitions of M/K, CSI, and Plog in January 1996 and Spectrem in August 1996 contributed $28 million to this increase. Revenues in the Company's remaining business increased by 10 percent, led by strong showings in its financial services and packaged goods sectors.

     Costs of revenues increased 49 percent to $48.3 million from $32.4 million a year ago. The increase was primarily the result of the first time inclusion of M/K, CSI, Plog and Spectrem ($12.5 million), while remaining costs of revenues increased $3.4 million, or 10.5 percent which was in line with revenue increases.

     Selling, general and administrative expenses increased 54 percent to $39.3 million from $25.6 million in the previous year. The first time inclusion of M/K, CSI, Plog and Spectrem accounted for $9.6 million, while other principal contributing factors included increased staffing caused by increased business activity in both the U.S. and Europe, development of the Company's new online interactive research capabilities, and inflationary increases.

     Operating income in 1996 increased 44 percent to $17.0 million from $11.8 million in the prior year. This increase is primarily the result of the items discussed above. Operating margins for 1996 were 15.6 percent compared to 16.1 percent a year ago. Excluding the Company's investments related to Interactive Business Development, operating margins were actually higher in 1996 than 1995.

     Income tax expense reflects the Company's combined Federal and State statutory tax rate of approximately 39 percent, plus the effects of non-deductible expenses, primarily goodwill. The increase in the effective tax rate from 42.9 percent to 44.8 percent was largely due to the effect of the acquisitions mentioned above.

     The result of the items discussed above is that net income increased 34 percent to $9.0 million from $6.7 million in the previous year. Earnings per share increased to $.83 from $.69 a year ago. The increase in earnings per share was primarily due to increased earnings and occurred in spite of a greater number of outstanding shares caused primarily by the issuance of additional shares in connection with the recent acquisitions. The earnings per share have been adjusted for the stock split effected on February 5, 1996.


1995 Compared to 1994

The Company's revenues increased 18.8 percent to $73.1 million from $61.5 million the previous year. All of the Company's business units grew at double-digit rates for the year. The Company's telecommunications business unit, as well as its financial services, HealthMed, and packaged goods businesses had strong growth in 1995.

     Costs of revenues increased 20.8 percent to $32.4 million from $26.8 million a year ago. The increase was primarily due to the overall increase in business volume, a slight change in product mix, and an increase in postal rates. Postal rates increased January 1, 1995 and the Company passed through, without its normal markup, any incremental postage charges on projects performed in the first quarter of 1995 that were sold prior to January 1, 1995.

     Selling, general and administrative expenses for 1995 increased 14.3 percent to $25.6 million from $22.4 million in 1994. The principal contributing factors were the first-time inclusion of Advanced Marketing Solutions Corp. ("AMS"), acquired in December 1994 ($.7 million), increases at PSI related to the opening of a new office in London, England and the expansion of its existing offices in Tampa, Florida, and new product development ($.5 million), increases in marketing expenses and product development costs of $.7 million and general inflationary increases.

     Operating income in 1995 increased 26.1 percent to $11.8 million from $9.4 million in the prior year. This increase was primarily the result of the items discussed above. Operating margins increased to 16.1 percent from 15.2 percent for 1994.

     The result of the items discussed above is that net income increased 20.4 percent to $6.7 million from $5.6 million in the prior year. Earnings per share increased 16.9 percent to $.69 from $.59 a year ago. The earnings per share amounts have been adjusted for the stock split effected on February 5, 1996.


Liquidity and Capital Resources

Working capital as of December 31, 1996 was $10.8 million, an increase of $2.9 million from December 31, 1995. The primary reason for the change in working capital was an increase in accounts receivable partially offset by an increase in accrued expenses.

     The Company has a credit facility (the "Credit Facility") with three major U.S. banks. The Credit Facility provides NFO with a credit availability of $45 million which declines to $35 million and $25 million on December 29, 1997 and 1998, respectively. The Company may borrow under this facility at rates based on specific margins above the Eurodollar base rate, the Federal Fund Rate or the Prime Rate, at the Company's option. At December 31, 1996, the Company had loans outstanding of $4 million under the Credit Facility.

     The Credit Facility includes covenants which require the Company to maintain certain ratios and net worth levels and place certain restrictions on investments, sales of assets, issuance of new debt, payment of dividends, incurring of liens and the guarantee of obligations of third parties. The Company believes that none of these restrictions will have a significant impact on its business or operations as presently contemplated.

     During the year, the Company made capital expenditures of approximately $3.3 million. Capital expenditures in 1997 are expected to be substantially higher than this level due to the planned expansion of the Company's operations capacity.

     The Company anticipates that existing cash, together with internally generated funds and its credit availability, will provide the Company with the resources that are needed to satisfy potential acquisitions, capital expenditures, and the Company's growing working capital requirements in fiscal 1997 and subsequent years. The timing and magnitude of future acquisitions will be the single most important factor in determining the Company's long-term capital needs.


Inflation

Inflation has historically had only a minor effect on the Company's results of operations and its internal and external sources of liquidity and working capital because the Company has generally been able to increase prices to reflect cost increases resulting from inflation.


Seasonality

The Company's business activity has traditionally reflected a modest seasonality factor with slightly higher revenues in the Company's fourth quarter. This seasonality reflects increased research spending in the fourth quarter by clients seeking to complete research studies prior to the holiday season and the close of their fiscal year. Also, the Company generally initiates several large-scale annual projects and tracking programs during the fourth quarter of each year.

     Over the past three years, the fourth quarter has represented between 28.4 percent and 29.8 percent of the Company's annual revenues. Each of the remaining three quarters ranged between 22.1 percent and 25.4 percent of the annual total.

Stock Information

The Company's common stock has traded on the Nasdaq National Market tier of the Nasdaq Stock Market since its initial public offering was completed in April, 1993. The Company's stock symbol is "NFOR."

     The Company did not declare or pay any cash dividends during 1996, 1995 or 1994. The following table sets forth, for the periods indicated, its high and low sales prices per share as reported on the Nasdaq.

     The stock prices have been adjusted to give retroactive effect to a 3 for 2 stock split effected on February 5, 1996.


                                    Sales Price
                                High           Low
                                ----           ---
Calendar Year 1996
  First Quarter                $25.50         $17.50
  Second Quarter                25.25          19.75
  Third Quarter                 24.25          21.25
  Fourth Quarter                24.25          21.50
Calendar Year 1995
  First Quarter                $13.00         $ 9.50
  Second Quarter                13.83          11.67
  Third Quarter                 15.67          13.00
  Fourth Quarter                17.67          14.33

INDEPENDENT AUDITORS' REPORT


                                                                          ARTHUR
                                                                        ANDERSEN
                                                                          [LOGO]


To the Board of Directors and Stockholders of NFO Research, Inc.:

We have audited the accompanying consolidated balance sheets of NFO Research, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NFO Research, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

New York, New York
February 18, 1997, except for Note 19, as to which the date is March 20, 1997.



--------------------------------------------------------------------------------



                                                                      DELOITTE &
                                                                      TOUCHE LLP
                                                                          [LOGO]


To the Board, Directors, and Stockholders of NFO Research, Inc.:

We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of NFO Research, Inc. and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the operations and the cash flows of NFO Research, Inc. and subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Ann Arbor, Michigan
February 17, 1995

Consolidated Balance Sheets

As of December 31, 1996 and 1995
(in thousands, except per share data)

                                                                              1996           1995
                                                                              ----           ----
Assets
Current Assets
  Cash and Cash Equivalents                                               $   4,086      $   5,677
  Receivables:
    Trade, Less Allowance for Doubtful Accounts
      of $143 and $139 in 1996 and 1995, respectively                        24,728         14,155
    Unbilled Receivables                                                      3,963          3,188
  Prepaid Expenses and Other Current Assets (Note 8)                          3,309          2,734
                                                                          ---------      ---------
    Total Current Assets                                                     36,086         25,754
                                                                          ---------      ---------
Property and Equipment, Net (Note 3)                                         11,013          8,756
                                                                          ---------      ---------
Customer Lists, Goodwill and Other Intangible Assets (Notes 2 and 4)         49,412         26,501
                                                                          ---------      ---------
Other Assets
  Deferred Income Taxes (Note 8)                                              2,074          4,137
  Other (Note 18)                                                             2,872          1,616
                                                                          ---------      ---------
    Total other assets                                                        4,946          5,753
                                                                          ---------      ---------
Total Assets (Note 5)                                                     $ 101,457      $  66,764
                                                                          =========      =========

Liabilities and Stockholders' Equity
Current Liabilities
  Current Maturities of Long-Term Debt (Note 5)                           $     459      $     643
  Accounts Payable                                                            2,182          1,543
  Accrued Liabilities (Note 6)                                               13,568          8,700
  Customer Billings in Excess of Revenues Earned                              9,106          7,019
                                                                          ---------      ---------
    Total Current Liabilities                                                25,315         17,905
                                                                          ---------      ---------
Long-Term Liabilities
  Long-Term Debt, Less Current Portion (Note 5)                               4,821          1,409
  Accrued Pension, Postretirement Benefits and Other (Notes 9 and 10)         4,579          3,429
                                                                          ---------      ---------
    Total Long-Term Liabilities                                               9,400          4,838
                                                                          ---------      ---------
    Total Liabilities                                                        34,715         22,743
                                                                          ---------      ---------

Commitments and Contingencies (Notes 7, 16, and 18)

Stockholders' Equity (Note 11)
  Serial Preferred Stock, Par Value $.01 per Share;
    5,000 Shares Authorized; None Issued
  Common Stock, Par Value $.01 per Share; 60,000 shares
    authorized; 10,280 and 9,428 shares issued and
    outstanding at December 31, 1996 and 1995, respectively                     103             63
  Additional Paid-In Capital                                                 40,541         27,222
  Retained Earnings                                                          26,421         17,405
  Additional Minimum Liability, Net of Income Taxes (Note 9)                   (323)          (669)
                                                                          ---------      ---------
    Total Stockholders' Equity                                               66,742         44,021
                                                                          ---------      ---------
Total Liabilities and Stockholders' Equity                                $ 101,457      $  66,764
                                                                          =========      =========


See notes to consolidated financial statements.

Consolidated Income Statements

For the years ended December 31, 1996, 1995 and 1994
(in thousands, except per share data)



                                                 1996         1995         1994
                                                 ----         ----         ----

Revenues (Notes 2 and 15)                     $109,162     $ 73,098     $ 61,545

Costs and Expenses
   Cost of Revenues                             48,329       32,356       26,783
   Selling, General and Administrative          39,279       25,559       22,355
   Amortization of Intangible Assets             2,891        2,157        2,031
   Depreciation                                  1,668        1,239        1,026
                                              --------     --------     --------
Operating Income                                16,995       11,787        9,350

Interest Expense, Net (Note 12)                    216           26          103

Other Expenses (Notes 4 and 18)                    453         --            258
                                              --------     --------     --------
Income Before Income Taxes                      16,326       11,761        8,989

Provision for Income Taxes (Note 8)              7,310        5,040        3,408
                                              --------     --------     --------
Net Income                                    $  9,016     $  6,721     $  5,581
                                              ========     ========     ========
Earnings per Share (Note 13)                  $    .83     $    .69     $    .59
                                              ========     ========     ========


See notes to consolidated financial statements.

Consolidated Statements of
Stockholders' Equity

For the years ended December 31, 1996, 1995 and 1994
(in thousands)


                                                                               Additional                Additional        Total
                                                     Common        Common       Paid-In      Retained     Minimum      Stockholders'
                                                     Shares         Stock       Capital      Earnings     Liability       Equity
                                                     ------         -----       -------      --------     ---------       ------
Balance at December 31, 1993                          9,000      $     40      $ 23,242      $  5,103     $   (511)     $ 27,874
   Acquisition (Note 18)                                268             1         2,400                                    2,401
   Stock Split (Note 11)                                               21           (21)                                      --
   Other Issuances                                       46                         324                                      324
   Reduction of Additional Minimum Liability,
      Net of Income Taxes (Note 9)                                                                             178           178
   Net Income                                                                                   5,581                      5,581
                                                     ------      --------      --------      --------     --------      --------
Balance at December 31, 1994                          9,314      $     62      $ 25,945      $ 10,684     $   (333)     $ 36,358

   Acquisition (Note 18)                                 27                         361                                      361
   Other Issuances                                       87             1           916                                      917
   Accrual of Additional Minimum Liability,
   Net of Income Taxes (Note 9)                                                                               (336)         (336)
   Net Income                                                                                   6,721                      6,721
                                                     ------      --------      --------      --------     --------      --------
Balance at December 31, 1995                          9,428      $     63      $ 27,222      $ 17,405     $   (669)     $ 44,021

   Acquisitions (Note 18)                               752             8        12,077                                   12,085
   Stock Split (Note 11)                               --              31           (31)                                      --
   Other Issuances                                       78             1         1,132                                    1,133
   Reduction of Additional Minimum Liability,
      Net of Income Taxes (Note 9)                                                                             346           346
   Conversion of Note Payable (Notes 5 and 18)           22          --             141                                      141
   Net Income                                                                                   9,016                      9,016
                                                     ------      --------      --------      --------     --------      --------
Balance at December 31, 1996                         10,280      $    103      $ 40,541      $ 26,421     $   (323)     $ 66,742
                                                     ======      ========      ========      ========     ========      ========


The shares presented reflect 3 for 2 stock splits effected on April 5, 1994 and February 5, 1996 (Note 11).

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

For the years ended December 31, 1996, 1995 and 1994
(in thousands)


                                                                      1996          1995          1994
                                                                      ----          ----          ----
Cash Flows From Operating Activities
   Net Income                                                      $  9,016      $  6,721      $  5,581
   Adjustments to Reconcile Net Income to Net Cash Provided
   by Operating Activities:
     Amortization of Intangible Assets                                2,891         2,157         2,031
     Depreciation                                                     1,668         1,239         1,026
     Write-off of Debt Issuance Costs                                                               258
     Deferred Income Taxes                                              (99)         (196)          178
     Equity Interest in Net Loss of Joint Venture                       453
                                                                   --------      --------      --------
        Subtotal                                                     13,929         9,921         9,074

   Change in Assets and Liabilities that Provided (Used) Cash,
   Net of Effects of Acquisitions:
     Trade Receivables                                               (6,060)       (3,072)       (2,613)
     Unbilled Receivables                                              (478)       (2,834)          (18)
     Prepaid Expenses and Other Current Assets                         (287)         (856)         (159)
     Accounts Payable and Accrued Liabilities                         1,962         1,677          (269)
     Customer Billings in Excess of Revenues Earned                  (1,456)         (908)        1,453
     Other, Net                                                        (668)           53          (254)
                                                                   --------      --------      --------
        Net Cash Provided by Operating Activities                     6,942         3,981         7,214
                                                                   --------      --------      --------

Cash Flows From Investing Activities
   Acquisitions (Net of Cash Acquired)                               (7,258)         (361)       (1,999)
   Capital Expenditures, (Net of Minor Disposals)                    (3,326)       (2,097)       (1,385)
   Purchase of Intangible Assets                                        (70)         (255)
   Investments in Joint Venture                                        (999)       (1,290)
                                                                   --------      --------      --------
     Net Cash Used in Investing Activities                          (11,653)       (4,003)       (3,384)
                                                                   --------      --------      --------

Cash Flows From Financing Activities
   Issuance of Common Stock, Net of Expenses                            769           687           324
   Payments on Long-Term Debt                                       (11,522)       (1,085)       (2,978)
   Principal Payments on Capital Lease Obligations                     (127)         (191)         (183)
   Proceeds from Line of Credit                                      14,000
                                                                   --------      --------      --------
        Net Cash Provided by (Used in) Financing Activities           3,120          (589)       (2,837)
                                                                   --------      --------      --------

Increase (Decrease) In Cash And Cash Equivalents                     (1,591)         (611)          993
Cash And Cash Equivalents, Beginning Of Period                        5,677         6,288         5,295
                                                                   --------      --------      --------
Cash And Cash Equivalents, End Of Period                           $  4,086      $  5,677      $  6,288
                                                                   ========      ========      ========


See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

For the years ended December 31, 1996, 1995 and 1994


1. Business

NFO Research, Inc. together with its subsidiaries (the "Company") is a leading provider of custom and syndicated market information to America's largest companies, as well as the international business community. The company gathers information primarily using a proprietary panel of pre-recruited consumer households (the "Panel").


2. Summary of Significant Accounting Policies

Consolidation - The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Revenue Recognition - The Company recognizes revenue on projects, which are substantially all short-term, by generally applying recent historical contribution margins to project costs as incurred. A provision for anticipated losses is recorded in the period in which they first become determinable.

   Cash and Cash Equivalents - The Company considers all investments with a maturity of three months or less when purchased to be cash equivalents.

   Depreciation - The Company provides depreciation over the estimated useful lives of the depreciable assets using the straight-line method.

   Intangible Assets - The Company provides amortization of these assets using the straight-line method over their estimated period of benefit or contractual life, principally as follows:

                                          Years
                                          -----
Customer Lists                            15-20
Customized Software                           5
Debt Issuance Costs                           5
Goodwill                                   5-30

   The Company periodically evaluates the recoverability of goodwill and other intangible assets by assessing whether the unamortized intangible assets can be recovered from undiscounted future cash flows from operations.

   Panel - The Company enhances and rebuilds its Panel on a continuous basis, and the related costs are charged to expense as incurred. The Company expensed $1,347,000, $933,000, and $1,061,000 on Panel enhancing and rebuilding in 1996,
1995 and 1994, respectively.

   Income Taxes - Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of the Company's assets and liabilities and their financial reporting amounts at each balance sheet date.

   Fair Value of Financial Instruments - The following methods and assumptions were used to estimate the fair value of each category of the Company's financial instruments.

   Cash and Short-Term Financial Instruments - The carrying amount approximates fair value due to the short maturity of these instruments.

   Long-Term Financial Instruments - The fair value has been estimated using the expected future cash flows discounted at market interest rates as adjusted for conversion privileges. Fair value of long-term debt exceeded the carrying amounts by approximately $170,000 and $400,000 at December 31, 1996 and 1995, respectively.

   Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3. Property and Equipment

Property and equipment, including equipment held under capital leases (Note 5), consists of the following at December 31, 1996 and 1995 (in thousands):

                                     Estimated
                                    Useful Lives          1996          1995
                                    ------------          ----          ----
Land                                                   $  1,663      $    933
Buildings and
        Leasehold Improvements       10-40 years          5,157         4,998
Data Processing and
        Communications Equipment     3-5 years            5,979         4,485
Furniture and Other
        Equipment                    4-8 years            4,010         2,388
                                     -----------       --------      --------
                Total                                  $ 16,809      $ 12,804
Less Accumulated
        Depreciation and
        Amortization                                     (5,796)       (4,048)
                                                       --------      --------
                Total                                  $ 11,013      $  8,756
                                                       ========      ========

4. Intangible Assets

Intangible assets consist of the following at December 31, 1996 and 1995 (in thousands):

                                                                                                         1996        1995
                                                                                                         ----        ----

Customer Lists, Net of Amortization of $6,548 and $5,299 in 1996 and 1995, respectively                $14,789     $10,440

Customized Software, Net of Amortization of $1,635 and $1,406 in 1996 and 1995, respectively              --           229

Debt Issuance and Other costs, Net of Amortization of $338 and $224 in 1996 and 1995, respectively         332         386

Goodwill, Net of Amortization of $3,665 and $2,366 in 1996 and 1995, respectively                       34,291      15,446
                                                                                                       -------     -------
Total                                                                                                  $49,412     $26,501
                                                                                                       =======     =======


   The Company wrote off unamortized debt issuance costs of $258,000 in 1994 in conjunction with the replacement of an existing debt agreement with a new one.


5. Long-Term Debt

Long-term debt consists of the following at December 31, 1996 and 1995 (in thousands):

                                                                                                                   1996       1995
                                                                                                                   ----       ----

Industrial Development Revenue Bonds Due in Monthly Installments of $37 Including Interest
   at 70 Percent of the Prime Rate (effective rate of 5.8 Percent at December 31, 1996 and 6.0 Percent at December 31, 1995) through September 1997. The Bonds Are Collateralized by Real Estate with
   a Net Book Value of $1,064 at December 31, 1996                                                               $   281    $   672

Industrial Development Revenue Bonds Due in Monthly Installments of $10, Plus Interest at 80 Percent
   of the Prime Rate (effective rate of 6.6 Percent at December 31, 1996 and 6.8 Percent at December 31, 1995)
   through January 2004. The Bonds Are Collateralized by Real Estate with a Net Book Value of $1,349
   at December 31, 1996                                                                                              876      1,001

Note Payable to Banks under a Revolving Credit Agreement Due December 31, 1999, with Interest
   Ranging Between 6.3 Percent and 6.4 Percent                                                                     4,000       --

Note Payable (Face Amount of $125 in 1996 and $375 in 1995) Due November 2004, with
   Interest Imputed at 7.0 Percent. Holder Has Option to Convert All or Part of Note to Common
   Stock of the Company                                                                                               69        198

Obligations Under Long-Term Capital Leases, Due in Monthly Installments of $13 through January 1997,
   and $6 through October 1997, Interest Ranging between 9.6 percent and 9.7 percent                                  54        181
                                                                                                                 -------    -------
Total                                                                                                              5,280      2,052

Less Current Maturities                                                                                             (459)      (643)
                                                                                                                 -------    -------
Total                                                                                                            $ 4,821    $ 1,409
                                                                                                                 =======    =======

   The Company has a revolving line of credit agreement with three major banks which provides for borrowings up to $45 million. The agreement expires on December 31, 1999, and is secured by substantially all assets of the Company. At December 31, 1996, there was $4 million outstanding under this agreement. There were no borrowings outstanding under this agreement at December 31, 1995.

   The available line of credit under the revolving credit agreement was reduced by $5,000,000 in December 1996, and will be reduced by $10,000,000 on December 29, 1997 and 1998. The credit agreement also has certain mandatory reductions due to excess cash flow (as defined), asset sales in excess of specified amounts and a portion of the net proceeds received from any public issuances of securities of the Company.

   Interest is payable quarterly on the outstanding balance at variable rates depending on the Company's leverage ratio as defined in the agreement. The rates are based on specified margins above the Eurodollar Rate, the Federal Funds Rate or the Prime Rate, at the Company's option. Commitment fees are payable quarterly at varying rates depending on the Company's leverage ratio (as defined in the agreement).

   The revolving credit agreement includes covenants which require the Company to maintain certain financial ratios and net worth levels and place certain restrictions on investments, sales of assets, issuance of new debt, payment of dividends, incurring of liens and the guarantee of obligations of third parties.

   Required principal payments on long-term debt and capital lease obligations are as follows at December 31, 1996 (in thousands):

                                                      Capital
                                               Debt    Leases
                                               ----    ------
1997                                          $ 405      $56
1998                                            125
1999                                          4,125
2000                                            125
2001                                            125
Thereafter                                      377
                                             ------      ---
Total                                         5,282       56
Less Amount Representing Interest               (56)      (2)
                                             ------      ---
Present Value of Minimum Payments            $5,226      $54
                                             ======      ===



6. Accrued Liabilities

Accrued liabilities consist of the following at December 31, 1996 and 1995 (in thousands):

                                             1996        1995
                                             ----        ----

Accrued Compensation and Payroll Taxes     $ 3,659     $ 2,064
Income Taxes Payable (Note 8)                1,231       1,078
Accrued Vacation                             1,032         849
Purchase Price Payable (Note 18)             3,733       1,047
Accrued Pension (Note 9)                       350         667
Accrued Profit Sharing (Note 9)                719         626
Other Accrued Liabilities                    2,844       2,369
                                           -------     -------
Total                                      $13,568     $ 8,700
                                           =======     =======


7. Operating Leases

The Company leases office space and equipment under noncancelable operating leases that expire at various dates through 2002. Certain of these leases are subject to rent review and contain escalation clauses. Future minimum annual payments required under the noncancelable leases as of December 31, 1996, are as follows (in thousands):

1997                          $2,325
1998                           2,328
1999                           1,644
2000                           1,434
2001                           1,269
Thereafter                       133
                              ------
Total                         $9,133
                              ======

   Rental expense for the years ended December 31, 1996, 1995 and 1994, including leases on a month-to-month basis, was approximately $2,638,000, $1,744,000, and $1,470,000, respectively.

   Certain of the Company's subsidiaries rent space in office buildings owned or partially owned by officers of the subsidiaries. Such rents, which are approximately $.5 million in 1996, are believed to be consistent with arms length transactions.

8. Income Taxes

The provision for income taxes is as follows for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                   1996         1995         1994
                                   ----         ----         ----
Current Provision:
   Federal                       $ 6,249      $ 4,100      $ 2,479
   State and Local                 1,160        1,136          751
                                 -------      -------      -------
Total                              7,409        5,236        3,230
                                 -------      -------      -------
Deferred Provision (Credit):
   Federal                           (85)        (167)         119
   State and Local                   (14)         (29)          59
                                 -------      -------      -------
Total                                (99)        (196)         178
                                 -------      -------      -------
Total Provision                  $ 7,310      $ 5,040      $ 3,408
                                 =======      =======      =======


   Temporary differences giving rise to the recorded deferred income tax asset at December 31, 1996 and 1995, are as follows (in thousands):

                                          1996       1995
                                          ----       ----
Depreciation and Amortization            $  610     $2,997
Pension, Postretirement Benefits and
   Deferred Compensation                    907      1,047
Vacation                                    341        305
State and Local Taxes                       364        282
Other                                       652        147
                                         ------     ------
Total                                    $2,874     $4,778
                                         ======     ======

   A reconciliation between the Company's effective tax rate and the U.S. statutory rate at December 31, 1996, 1995 and 1994, is as follows:


                                       1996       1995      1994
                                       ----       ----      ----
Statutory Rate                         34.6%      34.2%     34.0%
Nondeductible Expenses                  2.9        1.7       3.9
State and Local Income Taxes,
   Net of Federal Benefit               4.6        6.1       5.9
Section 197 Election (see below)                            (4.4)
Other                                   2.7        0.9      (1.5)
                                      -----      -----     -----
Effective Tax Rate                     44.8%      42.9%     37.9%
                                      =====      =====     =====

   In July 1994, the Company elected to adopt Section 197 of the Internal Revenue Code, which relates to the amortization of intangible assets. This election allows the Company to deduct some previously nondeductible amortization, including some goodwill, for tax purposes. As a result, the Company's effective tax rate for 1994 was reduced by 4.4 percent. Also as a result of the election, the Company recorded a $2.7 million reduction of goodwill and a reduction of tax expense of approximately $.5 million in 1994, relating principally to the deductibility of previously nondeductible intangible amortization for prior periods. In connection with the election, the Company made tax payments related to changes in intangible asset tax lives for prior periods of approximately $1 million during 1994. Those payments were provided for in prior periods, and therefore had no impact on 1994 earnings.


9. Employee Benefit Plans

The Company has a defined benefit pension plan covering substantially all its employees. Benefits provided by the plan are based on salary and years of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

   The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1995 (in thousands):

                                                      1996         1995
                                                      ----         ----
Actuarial Present Value of Benefit
   Obligations:
     Accumulated Benefit Obligation
        Including Vested Benefits of
        $5,087 and $4,588 at December 31,
        1996 and 1995, respectively                 $ 5,680      $ 5,135
                                                    =======      =======

     Projected Benefit Obligation for
        Service Rendered to Date                    $ 5,908      $ 5,248
Plan Assets at Fair Value (Principally
   Invested in Equity Securities and
   Guaranteed Fixed Income
   Insurance Contracts)                               5,113        3,554
                                                    -------      -------
     Projected Benefit Obligation
        in Excess of Plan Assets                        795        1,694
Unrecognized Net Experience Differences                (809)      (1,286)
Prior Service Cost                                       34           40
Adjustment Required to Recognize
   Minimum Liability before Income Taxes                547        1,133
                                                    -------      -------
Accrued Pension Cost                                $   567      $ 1,581
                                                    =======      =======


   The Company's required minimum funding amounts of $350,000 and $667,000, which are included in the above accrued pension cost, are included in current liabilities as of December 31, 1996 and 1995, respectively.

   Pension expense for the years ended December 31, 1996, 1995, and 1994 consists of the following (in thousands):

                                   1996       1995       1994
                                   ----       ----       ----

Service Cost                      $ 502      $ 405      $ 410
Interest Cost on Projected
        Benefit Obligation          411        347        303
Actual (Gain)/Loss on Assets       (740)      (488)        16
Net Amortization and Deferral       485        315       (180)
                                  -----      -----      -----
Net Periodic Pension Cost         $ 658      $ 579      $ 549
                                  =====      =====      =====

Assumptions used in determining pension plan amounts were as follows:

                                   1996       1995       1994
                                   ----       ----       ----
Discount Rate                      7.75%      7.75%       8.5%
Rate of Increase in
   Compensation Levels             4.75       4.75        5.0
Expected Long-Term Rate
   of Return on Assets              9.0        9.0        9.0

   The Company maintains a profit sharing plan, established under Section 401(k) of the Internal Revenue Code, which covers substantially all full-time employees. Profit sharing contributions to the plan are at the discretion of the Company's Board of Directors and are generally tied to annual profit performance. The plan also contains a 401(k) feature whereby all eligible employees may contribute up to 15 percent of their basic compensation. The Company makes a matching contribution equal to 25 percent of the first 6 percent of each participant's voluntary contribution. The Company's total contributions related to the plan amounted to approximately $931,000, $801,000, and $700,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

   The Company has an unfunded, nonqualified deferred compensation plan for certain key executives. The plan provides, among other things, for certain deferred compensation to take effect on the employee's retirement, disability, death or other termination of employment. Long-term liabilities include approximately $692,000 and $314,000 at December 31, 1996 and 1995, respectively, representing the present value of the benefits expected to be provided based on the employees' service to that date.


10. Postretirement Benefit Programs

   The Company sponsors two defined benefit postretirement programs that cover salaried and nonsalaried employees. One program provides medical benefits, and the other provides life insurance benefits. The postretirement healthcare program is contributory, with retiree contributions adjusted annually; the life insurance program is noncontributory.

   The health care program currently requires the retiree to pay 50 percent of the cost of coverage for the retiree and dependents both before and after attaining age 65. For those retiring on or after January 1, 1994, the co-pay increases at age 65 to 75 percent of the cost of coverage for the retiree and 100 percent of the cost of coverage for dependents. In addition, an employee must complete 10 years of service after age 45 to be eligible for postretirement medical coverage. The Company does not fund its postretirement health care or life insurance programs.

   The following sets forth the programs' status reconciled with the amount shown in the Company's balance sheets at December 31, 1996 and 1995 (in thousands):

                                                    1996         1995
                                                    ----         ----
Accumulated Postretirement
Benefit Obligation:
   Retired Participants and Beneficiaries         $   392      $   367
   Fully Eligible Active Program Participants         417          324
   Other Active Program Participants                  309          228
                                                  -------      -------
     Accumulated Postretirement Benefit
        Obligation in Excess of
        Plan Assets                                 1,118          919
Unrecognized Net Loss                                (125)         (21)
                                                  -------      -------
Unfunded Accumulated Postretirement
   Benefit Obligation, Included in
   Long-Term Liabilities in the Accompanying
   Balance Sheet                                  $   993      $   898
                                                  =======      =======


   Net periodic postretirement benefit cost for 1996, 1995, and 1994 includes the following components (in thousands):


                                             1996      1995       1994
                                             ----      ----       ----
Benefits Attributed to Service
   During the Period                        $  72     $  46      $  48
Interest Cost on Accumulated
   Postretirement Benefit Obligation           76        61         50
Net Amortization and Deferral                   4        (2)
                                            -----     -----      -----
Net Periodic Postretirement
   Benefit Cost                             $ 152     $ 105      $  98
                                            =====     =====      =====

   The assumed discount rate used to measure the postretirement benefit obligation is 7.5 percent, 7.5 percent, and 8.25 percent, in 1996, 1995, and 1994, respectively.

   The health care trend rates assumed in the above estimates include an initial assumed rate of 10 percent, grading down to a level 5 percent over 8 years.

   The effect of a 1 percent increase in the assumed healthcare trend rates would be to increase the obligation at December 31, 1996, by approximately $145,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $23,000.


11. Capital Stock

Common Stock - In September 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock to 60 million shares from 15 million shares.

   Stock Splits - On February 28, 1994, the Company's Board of Directors authorized a 3 for 2 stock split of the Company's common stock effected on April 5, 1994, for stockholders of record on March 15, 1994. As a result, approximately 2,063,000 additional shares were issued in 1994. Additionally, a 3 for 2 stock split was authorized on January 5, 1996, and effected on February 5, 1996, for stockholders of record on January 22, 1996. As a result, approximately 3,375,000 additional shares of NFO Common Stock were issued. All per share and share amounts in the accompanying financial statements have been restated to reflect both stock splits.

   Preferred Stock - In connection with the initial public offering, the Company authorized 5,000,000 shares of Serial Preferred Stock to be issued in one or more series, with the Board of Directors to have the authority to fix designations, preferences, powers and relative participating, optional or other rights and restrictions thereof.

   Stock Options - The Company has adopted the NFO Research, Inc. Stock Option Plan (the "Stock Option Plan"), the Directors' Stock Option Plan (the "Directors' Stock Option Plan"), and a Consultant's Plan. The Plans provide for the grant of "nonqualified" options to purchase shares of common stock. The exercise price of the options is the market value of the Company's common stock on the date of the grant. The number of shares of common stock reserved for issuance under the Stock Option Plan, the Directors' Stock Option Plan, and the Consultant's Plan is 1,875,000, 360,000, and 37,500 shares, respectively. If, as to any number of shares, any option granted pursuant to the Plans shall expire or terminate for any reason, such number of shares shall again be available for grant under the Plans.

   Under the Stock Option Plan, options become exercisable at such time or times as determined at the date of grant and expire not more than 10 years from the date of grant. Options granted under the Stock Option Plan generally become exercisable over a three-year period at the rate of one-third of the shares awarded each year.

   The Directors' Stock Option Plan provides that options on 15,000 shares be automatically granted to each nonemployee director upon initial election and that options on 7,500 shares be granted upon each occasion thereafter that the director is elected or reelected to such position. Under the Directors' Stock Option Plan, options become exercisable at any time after the six-month anniversary of the date the option was awarded and expire not more than five years from the date of grant.

   Under the Consultant's Plan the options are exercisable any time after the six-month anniversary of the date the option was awarded and expire five years from the date of grant.

   The Company applies Financial Accounting Standards Board Statement No. 123 (SFAS 123) in accounting for its stock-based compensation plans. In accordance with SFAS 123, the Company applies Accounting Principles Board Opinion No. 25 and related Interpretations for expense recognition. All stock options issued by the Company are exercisable at a price equal to the market price at the date of grant. Accordingly, no compensation cost has been recognized for any of the options granted under the Plans.

   A summary of the status of the Company's plans that issue options as of December 31, 1996 and 1995, and changes during the years ending on those dates, is presented below:

                                                   Number         Weighted
                                                 of Shares     Average Price
                                                 ---------     -------------
Outstanding at December 31, 1994                  778,950        $    8.01
Granted                                           283,500            14.70
Exercised                                         (76,200)            7.13
Cancelled/Expired                                 (21,000)            7.58
                                                ---------        ---------
Outstanding at December 31, 1995                  965,250            10.06
Granted                                           442,505            21.28
Exercised                                         (66,550)            7.55
Cancelled/Expired                                 (10,250)           11.36
                                                ---------        ---------
Outstanding at December 31, 1996                1,330,955        $   13.91
                                                =========        =========
Exercisable at December 31, 1995                  415,250        $    8.62
Exercisable at December 31, 1996                  676,447        $   10.01
Weighted-average fair-value of options
   granted during 1995                                           $    8.17
Weighted-average fair-value of options
   granted during 1996                                           $   12.04
Available for Grant at December 31, 1996          758,745

   The following table summarizes information about options outstanding at December 31, 1996:

                            Options Outstanding                     Options Exercisable
                   ---------------------------------------    -----------------------------
                                        Weighted-Average
                      Number     -------------------------       Number        Weighted-
Range of           Outstanding       Remaining     Exercise   Exercisable       Average
Exercise Prices    at 12/31/96   Contractual Life    Price    at 12/31/96   Exercise Prices
---------------    -----------   ----------------    -----    -----------   ---------------
6.67 - 11.15          553,950           3.7         $  7.89       466,950      $  7.78
11.16 - 15.83         336,000           7.3           14.15       167,002        13.40
15.84 - 22.75         441,005           9.3           21.28        42,495        21.12


   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions by year:

                                              1996               1995
                                              ----               ----
Risk-Free Interest Rate                        6.1%               6.0%
Expected Life                             6.8 years          6.6 years
Expected Volatility                             46%                46%


   Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards under those Plans consistent with the method described in SFAS 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share, would have been reduced to the pro forma amounts indicated below:


(in thousands of dollars, except per share data)          1996         1995
                                                          ----         ----
Net Income
   As Reported                                           $9,016       $6,721
   Pro Forma                                             $7,337       $6,236
Earnings Per Share
   As Reported                                           $  .83       $  .69
   Pro Forma                                             $  .68       $  .64


   The Company cautions that the pro forma net income and per share results in the initial years of adoption are overstated due to the recognition of pro forma compensation cost over the vesting period.


12. Interest Expense, Net

Interest expense, net, consists of the following for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                     1996         1995         1994
                                     ----         ----         ----
Interest Income                     $(242)       $(292)       $(151)
Interest Expense                      458          318          254
                                    -----        -----        -----
Total                               $ 216        $  26        $ 103
                                    =====        =====        =====


13. Earnings Per Share

Earnings per share has been computed using the weighted average number of shares outstanding during each year including common stock equivalents, when dilutive, using the treasury stock method. Common stock equivalents include stock options, contingent acquisition consideration and convertible debt. Earnings per share have been restated to give effect to the Company's stock splits.


14. Supplemental Cash Flow Information

Supplemental cash flow information for the years ended December 31, 1996, 1995, and 1994 consists of the following (in thousands):

                                          1996       1995       1994
                                          ----       ----       ----
Cash Paid During the Period for:
     Interest                            $  462     $  307     $  269
                                         ======     ======     ======
     Income Taxes                        $6,674     $4,510     $4,208
                                         ======     ======     ======
Noncash Investing and Financing
Information:
   Increase in Goodwill Resulting
     from Contingent Purchase
        Price Earned (Note 18)           $3,733     $1,047     $  722
                                         ======     ======     ======
   Notes Payable Assumed
     in Acquisitions (Note 18)           $1,018       --       $  795
                                         ======     ======     ======
   Capital Lease Obligation Incurred
     on Leases for New Equipment                               $  173
                                                               ======

15. Major Customers

The Company's operations are conducted within one business segment, and revenues attributable to international customers are approximately 4% of total revenues.

   Net revenues from one major long-standing customer were approximately $12,843,000, $12,200,000, and $10,873,000 for the years ended December 31, 1996,
1995, and 1994, respectively.


16. Commitments and Contingencies

The Company has employment agreements with its principal executives and certain other key employees. These agreements generally do not extend more than three years and contain renewal options.

   The Company has an agreement with a stockholder requiring the Company to reimburse that stockholder $10,000 per month as a non-allocable expense reimbursement.


17. Quarterly Results of Operations (Unaudited)

Quarterly results were as follows (in thousands, except per share data):


                              First      Second       Third      Fourth
                              -----      ------       -----      ------
1996:
   Revenues                  $24,106     $25,644     $26,838     $32,574
   Earnings before Taxes       3,165       4,167       4,471       4,523
   Net Income                  1,701       2,240       2,475       2,600
   Earnings per Share        $   .16     $   .21     $   .23     $   .24

1995:
   Revenues                  $16,218     $17,353     $18,564     $20,963
   Earnings before Taxes       2,258       2,998       3,163       3,342
   Net Income                  1,285       1,728       1,782       1,926
   Earnings per Share        $   .13     $   .18     $   .18     $   .20


   Earnings per share were computed giving effect to a 3 for 2 stock split effected on February 5, 1996 (Note 11).


18. Acquisitions and Joint Ventures

On January 3, 1996, the Company acquired Migliara/Kaplan Associates, Inc. ("M/K") and substantially all the net assets of Chesapeake Surveys, Inc. ("CSI"). M/K is a full-service health care marketing information company with offices in Baltimore, Maryland and Princeton, New Jersey. CSI, a sister company of M/K, provides data collection and survey services such as focus groups and random telephone interviews. Of the total purchase price, approximately $11.45 million was paid at closing, approximately 31 percent of which was paid in cash and 69 percent in newly issued shares of NFO common stock. Additional portions of the purchase price are due based on M/K earnings, as defined, during the three years following the date of acquisition and payable approximately 30 percent in cash and 70 percent in NFO common stock. For the year ended December 31, 1996, the amount of additional purchase price actually earned was approximately $3.6 million.

   On January 3, 1996, the Company acquired Plog Research, Inc. ("Plog"). Plog supplies syndicated market research products, as well as marketing and forecasting services to the travel and tourism industries. Of the total purchase price, approximately $5 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO common stock. Additional portions of the purchase price are due based on Plog's earnings, as defined, during the three years following the date of acquisition and payable equally in cash and the Company's common stock. For the year ended December 31, 1996, the amount of additional purchase price actually earned was approximately $.1 million.

   On August 15, 1996, the Company acquired The SPECTREM Group, Inc. ("Spectrem"). Spectrem provides niche consulting and acquisition and divesture advisory services in the trust and investment areas to U.S. banks. Of the total purchase price, approximately $2.4 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO common stock. The remaining purchase price is due based on Spectrem's earnings, as defined, during the three years following the date of acquisition.

   The 1996 acquisitions include allocations to goodwill and customer lists of $20.1 and $5.6 million, respectively. Spectrem's initial purchase price allocation was based on preliminary estimates of fair market value and is subject to revision.

   Effective January 1, 1994, the Company acquired Payment Systems, Inc. ("PSI"), a syndicated market research provider to the financial services industry. Of the total purchase price for PSI, $4.8 million was paid at closing in equal proportions of cash and NFO common stock (268,159 post-split shares). Additional portions of the purchase price were due based on PSI's earnings, as defined, during the two years following the date of acquisition and payable equally in cash and the Company's common stock. For the years ended December 31, 1995 and 1994, the amount of additional purchase price actually earned was $1,047,000 and $722,000, respectively. The excess of the pur-chase price over the fair market value of the net assets acquired resulted in allocations to goodwill and other intangibles of approximately $5.8 million.

   Effective November 30, 1994, the Company acquired Advanced Marketing Solutions, Inc. ("AMS"), a provider of custom "expert" computer software systems to the market research industry. Of the total purchase price for AMS, the Company paid $875,000 in cash and issued a non-interest bearing convertible subordinated note with a face value of $375,000 at closing. The note was converted in 1996 into 22,124 shares of the Company's common stock and a new non-interest bearing convertible subordinated note was issued with an eight-year life and a face value of $125,000. The note has been discounted to a net present value of $69,000 in the accompanying financial statements. The remainder of the purchase price is payable over the first three years after the acquisition, approximately 57 percent in cash and 43 percent in non-interest bearing convertible subordinated notes, subject to annual adjustments based on AMS's actual earnings, as defined, each year. During 1996 and 1995, no additional consideration was earned or payable. Substantially all of the purchase price was allocated to goodwill based on the fair value of the net assets acquired.

   All of the acquisitions described above were accounted for as purchases and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition.

   The unaudited consolidated results of operations on a pro forma basis as if M/K, CSI, and Plog had been acquired as of the beginning of the Company's fiscal year 1995 are as follows (in thousands, except per share amounts):


                                                    1995
                                                    ----
Revenue                                           $90,174
Net Income                                          6,771
Earnings per Share                                $   .65


   The pro forma effects of Spectrem and AMS are not material, and therefore, are not included.

   The Company entered into agreements in 1995 with IPSOS, S.A. ("IPSOS"), a major European marketing research firm, and LT Participations ("LT"), an IPSOS affiliate, to launch access panel activities in Europe. Under the terms of the agreements, the Company, IPSOS, and LT have agreed to launch joint venture companies in five western European countries of which three are currently operational. The Company initially will have approximately an 18 percent interest in each joint venture but has the option, at its own discretion, to increase its ownership interest to 50 percent during the next seven years by purchasing LT's interest. LT has the right to sell its joint venture interests to the Company anytime after three years. As part of these agreements, the Company has purchased a comparable portion of IPSOS' existing access panel businesses in Germany and France.

   During 1996 and 1995, the Company invested approximately $999,000 and $1,290,000 respectively, in these joint ventures, which is included in other assets in the accompanying balance sheets. This investment has been accounted for using the equity method of accounting. NFO's portion of the joint ventures' 1996 activities resulted in a loss of $453,000, which is reflected in other expenses on the consolidated income statement.


19. Subsequent Event

   On March 20, 1997, the Company signed an agreement and plan of merger to acquire 100% of the stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. Founded in 1981, Prognostics is headquartered in Palo Alto, California and has additional offices in Boston and London, as well as an affiliate relationship in Japan. The purchase will be consummated on April 1, 1997 when the Company will issue 1,726,480 shares of NFO Common Stock. The purchase will be accounted for as a pooling of interests.

Board of Directors

William E. Lipner (1)
Chairman, Chief Executive Officer and President of the Company

Walter A. Forbes (1) (2) (3) (4)
Chairman and Chief Executive Officer, CUC International, Inc.

Steven J. Gilbert (1) (2) (3)
Vice Chairman of the Board and Secretary of the Company, Managing Director, Soros Capital

Edmund A. Hajim (2) (3) (4)
Chairman and Chief Executive Officer, Furman Selz, Incorporated

John Sculley (4)
Chairman and Chief Executive Officer, Sculley Associates, Inc.


Corporate Officers

William E. Lipner
Chairman, Chief Executive Officer and President

Charles B. Hamlin
Executive Vice President, Interactive Business Development

Patrick G. Healy
Executive Vice President, Finance and Chief Financial Officer

Richard A. Spitzer
Executive Vice President, Operations

Lawrence D. White
Executive Vice President, Marketing
group company Officers

Allen R. DeCotiis
President, Payment Systems, Inc.

Amy J. Errett
President, The spectrem Group, Inc.

Joseph M. Migliara
President, Migliara/Kaplan Associates, Inc.

Stanley C. Plog
President, Plog Research, Inc.

Herb E. Storck
President, Advanced Marketing Solutions Corp.

J. B. Wood
President, Prognostics Corp.



Corporate Information


Corporate Headquarters
Two Pickwick Plaza
Greenwich, CT 06830
203-629-8888
203-629-8885 FAX

Corporate Counsel
Paul, Weiss, Rifkind,
Wharton and Garrison
1285 Avenue of the Americas
New York, New York 10019-6064

Auditors
Arthur Andersen LLP
1345 Avenue of the Americas
New York, NY  10105

Registrar and Transfer Agent
Fleet Bank
111 Westminster Street
Providence, Rhode Island 02903

Form 10k
A copy of the Annual Report on Form 10K, filed with the Securities and Exchange Commission, can be obtained through the Company's website at http://www.nfor.com or by writing to:

Patrick G. Healy
Executive Vice President, Finance
NFO Research, Inc.
Two Pickwick Plaza
Greenwich, Connecticut 06830


Shares Listed
The company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol: NFOR

(1) Member of Executive Committee
(2) Member of Nominating Committee
(3) Member of Compensation Committee
(4) Member of Audit Committee